Exhibit 10.1

AMENDED AND RESTATED

ASSET PURCHASE AGREEMENT

DATED AS OF AUGUST 23, 2011

BETWEEN

LODGEWORKS, L.P.,

SIERRA SUITES FRANCHISE, L.P.,

THE SELLERS SET FORTH ON EXHIBIT A

AND

HYATT CORPORATION

AMENDED AND RESTATED ASSET PURCHASE AGREEMENT

This AMENDED AND RESTATED ASSET PURCHASE AGREEMENT, dated as of the 23rd day of August, 2011 (this “Agreement”), is made among LodgeWorks, L.P., a Kansas limited partnership (“LodgeWorks”), Sierra Suites Franchise, L.P., a Kansas limited partnership (the “Franchisor”), and the entities set forth on Exhibit A, all Kansas limited partnerships (each, a “Seller” and collectively, “Sellers”; LodgeWorks, Franchisor and Sellers are collectively referred to as the “Selling Parties”); and Hyatt Corporation, a Delaware corporation (“Purchaser”).

This Amended and Restated Asset Purchase Agreement supersedes and replaces the Asset Purchase Agreement between the Purchaser and the Selling Parties dated July 13, 2011 (the “July 13 Agreement”).

ARTICLE 1

PURCHASE AND SALE;

PAYMENT OF CONSIDERATION

1.1	Purchase and Sale. Subject to the terms and on the conditions set forth in this Agreement, the Selling Parties agree to sell and convey and Purchaser agrees to purchase the assets listed on Appendix 1.1(A), Appendix 1.1(B), and Appendix 1.1(C) (collectively, the “Assets”) in exchange for payment of the Purchase Price. For avoidance of doubt, the Selling Parties are retaining the Excluded Assets. In consideration of the payment of $661,128,000 (the “Purchase Price”) by Purchaser to the Selling Parties, and other good and valuable consideration received by each of the parties hereto, the Selling Parties agree to sell, assign, transfer and convey the Assets to Purchaser or one or more of its designees, and Purchaser agrees to, or to cause one or more of its designees to, purchase the Assets, in multiple Closings, in accordance with the terms and conditions set forth herein.

1.2	The Deposit. Purchaser has previously deposited the Deposit with the Escrow Agent. The Escrow Agent will hold the Deposit in an interest-bearing account in accordance with the terms and conditions of the Escrow Agreements. All interest accruing on such sums will become a part of the Deposit and will be distributed as part of the Deposit in accordance with the terms of this Agreement. Except as provided in the Escrow Agreements, the Deposit is non-refundable and upon the Primary Closing will be credited against the Purchase Price.

1.3

Payment of the Purchase Price. Upon the Primary Closing, the Deposit will be credited to the Purchase Price for the Assets conveyed to Purchaser by the Selling Parties at the Primary Closing. The balance of the portion of the Purchase Price payable for the Assets conveyed at the Primary Closing will be paid by Purchaser to the Selling Parties by wire transfer of immediately available funds to the Escrow Agent at the Primary Closing. The Escrow Agent will disburse to the Selling Parties the portion of the Purchase Price payable for the Assets conveyed at the Primary Closing less the portion of the Holdback Escrow Amount allocable to the Assets being conveyed at the Primary Closing and less the amount to be paid for the California liquor licenses which will be paid to the separate California Liquor License Escrow Agents pursuant to the California Liquor License

Escrow Agreements. The portion of the Purchase Price and the portion of the Holdback Escrow Amount allocated to the Delayed Closing Hotel will not be delivered by Purchaser to the Escrow Agent or paid to the applicable Seller until the Closing on those Assets occurs.

1.4	The Escrow. The Holdback Escrow Amount will be deposited with the Escrow Agent in conjunction with the purchase of the Assets and in proportion to the Assets that are purchased.

1.5	Independent Contract Consideration. Purchaser has previously delivered to the Selling Parties and the Selling Parties hereby acknowledge the receipt of funds in the amount of One Hundred Dollars ($100), which amount the parties bargained for and agreed to as consideration for Purchaser’s right to inspect and purchase the Assets pursuant to this Agreement and for the Selling Parties’ execution, delivery and performance of this Agreement. This consideration is in addition to and independent of any other consideration or payment provided in this Agreement, is nonrefundable, and is fully earned and will be retained by the Selling Parties upon execution of this Agreement, notwithstanding any other provision of this Agreement.

ARTICLE 2

INSPECTION PERIOD; TITLE

2.1	Inspection Period.

(a)	Purchaser will have the right to enter upon the Properties and the LodgeWorks Property to perform, at Purchaser’s expense, such economic, surveying, engineering, topographic and marketing tests, studies and investigations, including environmental studies, as Purchaser may deem appropriate, provided Purchaser gives Sellers’ Representative at least one business day notice prior to entering onto each Property. Upon execution of this Agreement, Sellers will provide to Purchaser all Phase I and Phase II environmental studies, engineering, asbestos, soil, fire inspection and ADA reports that Sellers have previously performed or received with respect to the Properties and the LodgeWorks Property. In the event that the Purchaser’s Phase I environmental study of the Properties raises sufficient issues to necessitate the performance of Phase II or Phase III studies, Purchaser will have the right to perform such studies on the relevant Properties. The cost of any new Phase II or Phase III studies of the Properties will be shared equally by the affected Seller and the Purchaser. At Purchaser’s discretion, Purchaser may also complete additional investigations of the Properties, including UCC, lien, litigation, judgment and bankruptcy searches. If Purchaser does not notify Sellers’ Representative, in writing, prior to the expiration of the Inspection Period that it elects to continue this Agreement and proceed to Closing, this Agreement will automatically terminate, and Purchaser will be released from any and all liability or obligation under this Agreement other than Purchaser’s indemnification obligations given pursuant to the following sentence which will survive termination of this Agreement, and the Deposit will be immediately refunded to Purchaser. Purchaser will indemnify the Selling Parties for any loss, damage or liabilities to the extent caused by Purchaser’s acts at the Properties and the LodgeWorks Property in connection with exercising its rights under this Section 2.1(a).

(b)

The Selling Parties have provided Purchaser access to the following records and information concerning the Properties, the LodgeWorks Property, and the Third Party Owned Hotels in the Selling Parties’ possession or control: (i) all existing architectural and engineering studies; (ii) all existing title insurance policies; (iii) all existing environmental audits, studies and reports; (iv) all internal operating statements and audited financial statements for calendar years 2009 and 2010 (to the extent the respective Hotel was open during such period); (v) all operating and capital expenditure budgets for calendar year 2011; (vi) all Existing License Agreements; (vii) current property improvement plans, if any; (viii) list of all material permits and licenses; (ix) to the Selling Parties’ knowledge, a complete list of all Intellectual Property pertaining to the Avia®, Hotel Sierra® and Sierra Suites® hotel business; and (x) list of all material operating and service contracts (collectively, with all other documents reasonably requested by Purchaser hereunder, the “Due Diligence Documents”). The Purchaser will promptly provide the Selling Parties with a complete list that identifies any additional records and information concerning the Properties, the LodgeWorks Property, and the Third Party Owned Hotels in the Selling Parties’ possession or control that the Purchaser has not been previously provided. Upon receipt of Purchaser’s request for additional information, the Selling Parties will promptly make available to Purchaser, its agents, auditors, engineers, attorneys, and other designees for inspection copies of such requested records and information. None of the Selling Parties will be obligated to create, generate, or order new documents to satisfy Purchaser’s requests. For purposes of this Section, the posting of Due Diligence Documents and any other records and information on the Selling Parties’ extranet site and the delivery of the access code therefor, constitute delivery. Purchaser may, at its sole cost and expense, update and recertify any of the Surveys (the “Updated Surveys”). Purchaser will have the right to review the Updated Surveys for a period of not less than ten (10) days after the Updated Surveys are available and the Inspection Period will be extended if necessary. The Selling Parties shall, as promptly as practicable, furnish to the Purchaser such financial and other information with respect to the Selling Parties that would be required for the Purchaser to satisfy its obligations pursuant to Rule 3-05 and Article 11 of Regulation S-X under the Securities Act of 1933, as amended, with respect to the Assets, including the calculation of the significance conditions referred to in Rule 3-05(b)(2), which the Purchaser may make available to its agents, auditors, engineers, attorneys, and other designees as set forth in this Section 2.1(b).

(c)

Purchaser (i) at its expense, may cause an examination of title, the Surveys and Updated Surveys to the Properties to be made, (ii) promptly upon request provide the Sellers with copies of all title reports, Updated Surveys, environmental reports, engineering studies and any other third party generated Property-related due diligence data ordered by Purchaser, and (iii) prior to the expiration of the Inspection Period, will notify Sellers of any defects in title and the Surveys or Updated Surveys, as the case may be, shown by such examination that Purchaser is unwilling to accept. If such defects consist of mortgages, deeds of trust, mechanics’ liens, tax liens or other liens or charges in a fixed sum or capable of computation as a fixed sum (“Monetary Defects”) or results from anything done by any Seller after the Inspection Period End Date without Purchaser’s consent, Sellers will pay and discharge (in which event, the Escrow Agent is authorized to pay and discharge at Closing) all such obligations at or prior to Closing such that all such defects are removed; provided that if such defects relate to the Leasehold Properties Seller will only be required to pay and discharge such obligations as they relate to the leasehold interest. Within ten days after Purchaser so notifies Sellers, Sellers will notify Purchaser whether Sellers are willing to cure any defects that are not Monetary Defects. If the Sellers do not elect to cure such objectionable title and/or survey issues that are not Monetary Defects for any of the Properties transferred at the Primary Closing, Purchaser may terminate this Agreement. If Sellers do not elect to cure such objectionable title and/or survey issues that are not Monetary Defects for any of the Properties transferred at any Closing after the Primary Closing, the Purchaser may refuse to purchase such Properties, but may not terminate this Agreement. All title and survey exceptions other than those that are to be paid or cured as provided above, those first disclosed by the Title Company after the date of Purchaser’s title examination for a Property, and those objected to by Purchaser prior to the Inspection Period End Date will be deemed Permitted Title Exceptions. Further, any title exception which is waived by Purchaser will be a Permitted Title Exception.

(d)	During the Inspection Period, upon notice to Purchaser, the Selling Parties may update any of their respective Disclosure Schedules and the Development Pipeline information in Exhibit D; provided that Selling Parties deliver such updates and any related underlying documents to Purchaser during the Inspection Period; provided further, Purchaser will have not less than ten days to review such documents before the Inspection Period End Date. Prior to the expiration of the Inspection Period, the Selling Parties and Purchaser will agree to the final forms of the Appendices, Exhibits and Schedules as the same may be amended pursuant to the terms of this Agreement.

(e)	All exhibits, schedules, agreements, certificates, the LodgeWorks Lease with SA L.P. and other documents required to be delivered pursuant to the provisions of this Agreement for which a form is not attached hereto will be reasonably satisfactory in form, scope and substance to Purchaser and the Selling Parties on or before ten days prior to the expiration of the Inspection Period.

2.2	Conveyance of Title. At Closing, Sellers will convey and transfer to Purchaser good and marketable fee simple title to the Real Property (other than the Leasehold Properties) and good and marketable leasehold title to the Leasehold Properties. Evidence of delivery of such marketable title will be the issuance to Purchaser or its designee at Closing of ALTA owner’s policies and leasehold policies of title insurance covering all of the Real Property in the aggregate amount of the Purchase Price allocated to the Properties subject only to the Permitted Title Exceptions in the forms reasonably required by Purchaser (collectively, the “Title Policies”).

2.3	Access. During the Inspection Period, the Selling Parties will, and will cause their officers, directors, employees, auditors and agents, to provide the Purchaser and its accountants, counsel, environmental consultants and other authorized representatives full access, during reasonable hours and under reasonable circumstances, to any and all of their premises, employees, officers, properties, Contracts, commitments, books, records and other information, and the Selling Parties will furnish to the Purchaser and its authorized representatives, promptly upon request therefor, any and all financial, technical and operating data and other information pertaining to the Assets and otherwise fully cooperate with the conduct of due diligence by the Purchaser and its representatives.

2.4	Conveyance of Intellectual Property. It is the intention of the Parties that the portion of the business to which any of the trademarks being transferred hereunder pertains is being assigned to Purchaser as successor thereto.

ARTICLE 3

PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations, warranties, and covenants of the Purchaser are set forth in Appendix 3.

ARTICLE 4

SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations, warranties, and covenants of the Sellers are set forth in Appendix 4.

ARTICLE 5

LODGEWORKS’ REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations, warranties, and covenants of LodgeWorks are set forth in Appendix 5.

ARTICLE 6

FRANCHISOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

The representations, warranties, and covenants of Franchisor are set forth in Appendix 6.

ARTICLE 7

CONDITIONS AND ADDITIONAL COVENANTS

7.1	Conditions to Closing. The following conditions are precedent to Purchaser’s obligation to purchase the Assets and only apply at the Primary Closing unless expressly stated otherwise (the “Conditions Precedent”):

(a)	Title Insurance. As of the Primary Closing Date or any subsequent Closing Date, as applicable, the Title Company will have issued or will have irrevocably committed to issue the Title Policies subject only to Permitted Title Exceptions.

(b)	Condition of Assets. At the Primary Closing and each subsequent Closing, the Property and the Tangible Personal Property will be in substantially the same condition at Closing as they are as of the date hereof, reasonable wear and tear excepted. Except for the Excluded Assets, neither Seller nor LodgeWorks will have removed or caused or permitted to be removed any part or portion of the Tangible Personal Property unless the same is replaced, prior to Closing, with similar items of at least equal quality and condition and acceptable to Purchaser.

(c)	Utilities. All of the Utilities will be installed in and operating at the Properties.

(d)	Deliveries Complete. During the Inspection Period, the Selling Parties will have delivered to Purchaser true and complete copies of the Due Diligence Documents as required under Section 2.1(b) of this Agreement.

(e)	Non-Solicitation. Dr. Rolf E. Ruhfus will enter into a Non-Solicitation Agreement with Purchaser at Closing in the form of Exhibit E.

(f)	Non-Competition. LodgeWorks will enter into Non-Competition Agreement with Purchaser at Closing in the form of Exhibit M.

(g)	Estoppel Certificates.

(i)	At least one day prior to the Primary Closing Date, Seller will have delivered original estoppel certificates duly executed by counterparties to the Tenant Leases and Land Leases (including, without limitation, the Ground Leases). Such estoppel certificates (the “Estoppel Certificates”) will be in form reasonably acceptable to Purchaser and will not disclose any defaults, offsets or credits, bankruptcy or terms or conditions that vary from the terms disclosed in the Leases or contracts delivered to Purchaser.

(ii)	LodgeWorks will use commercially reasonable efforts to receive and deliver original estoppel certificates duly executed by any owners associations having jurisdiction over the properties. Such estoppel certificates (the “Owners Association Estoppel Certificates”) will be substantially in form reasonably acceptable to Purchaser and will not disclose any defaults, offsets or credits, bankruptcy or terms or conditions that vary from the terms disclosed in the Leases or contracts delivered to Purchaser. If any of the Owners Association Estoppel Certificates have not been delivered by such counterparties as of the date that is ten days prior to the Primary Closing Date, then Seller will deliver an estoppel certificate at the respective Closing executed by Seller in such forms as are reasonably acceptable to Purchaser and will also provide Purchaser an indemnification, not subject to the limitations in Appendix 10.3, for any loss resulting from defaults, offsets or credits, bankruptcy or terms or conditions that vary from the terms disclosed in the Leases or contracts to which the estoppel certificates relate which losses would not have occurred if a duly executed Owners Association Estoppel Certificate would have been delivered.

(h)	Proceedings. From the Inspection Period End Date until the Primary Closing Date and any subsequent Closing Date, there will be no undisclosed litigation or administrative agency or other governmental proceeding, pending or threatened, against or involving the Assets, which would prevent the sale of the Assets. For purposes of this Section 7.1(h) and Section 7.1(i), a matter will be deemed “undisclosed” if it was not disclosed in the Disclosure Schedules during the Inspection Period.

(i)	No Violations. From the Inspection Period End Date until the Primary Closing Date and any subsequent Closing Date, there will be no undisclosed current violations of any applicable local, state, regional and/or federal orders, ordinances, laws, statutes, rules or regulations (any of the foregoing, “Laws”), including without limitation any Environmental Laws, and no undisclosed current failure to obtain any required permits, certificates or approvals which after Closing would prevent the Purchaser from operating the respective Property or Properties.

(j)	No Default. From the Inspection Period End Date until the Closing Date, no event will have occurred and be continuing which would constitute a default or event of default under any Assumed Contract which after Closing would prevent the Purchaser from operating the Properties.

(k)	Representations, Warranties and Covenants. From the Inspection Period End Date until the Primary Closing Date and each subsequent Closing Date, each Selling Party will have performed in all material respects each and every covenant required to be performed by such Selling Party under this Agreement and each of Selling Parties’ representations and warranties set forth in this Agreement will be true and complete as of the applicable Closing Date. All materials furnished by the Selling Parties to Purchaser will be true and complete. Except as permitted pursuant to this Agreement, there will be no amendments, alterations or modifications thereof that have not been furnished to Purchaser before the Inspection Period End Date, and no Selling Party will be aware of any other information that would make such information and documents furnished to Purchaser misleading in any material respect as of the applicable Closing Date.

(l)	Purchaser’s Board of Directors Approval. The Purchaser’s Board of Directors will have approved the purchase of the Assets.

(m)

Lender Consent to Assignment of Management and License Agreements for Retained Hotels and Hyatt’s Right to Rebrand. On the Primary Closing Date, the Selling Parties shall have delivered to Hyatt written consents by all lenders for the Retained Hotels, pursuant to which the lender(s) for each shall have consented to (i) the assignment of the Management and License Agreements for the Retained Hotels and Hyatt’s assumption of obligations under such agreements from and after the Primary Closing Date, and (ii) and the rebranding and renaming of the Retained Hotels to a brand name selected by Hyatt in its sole discretion, provided such brand name contains the name HYATT.

The Conditions Precedent are intended solely for the benefit of Purchaser. At the time of the Primary Closing, if any of the Conditions Precedent is not timely satisfied, Purchaser will have the right in its sole discretion to either terminate this Agreement or waive in writing the Condition Precedent and proceed with the Closing. At the time of any subsequent Closing, if any of the Conditions Precedent is not timely satisfied, Purchaser will have the right in its sole discretion to either: (i) if the failure of the condition is monetary in nature, demand that the failed condition be cured by the applicable Selling Party by the payment of money within 10 days of such demand, but in the event of a dispute, the applicable Selling Party may post a bond for the full amount pending resolution of the dispute; (ii) if the failure of the condition cannot be cured and is not of a monetary nature, negotiate in good faith with the applicable Selling Party for an adjustment to the applicable portion of the Purchase Price; or (iii) defer the Closing until the condition is satisfied (which may include specific performance as provided in Section 9.1(b)). Except as specifically provided for herein, termination of this Agreement by any party is not permitted at any time for any reason after the Primary Closing.

7.2	Selling Parties’ Conditions. The following conditions are precedent to the Selling Parties’ obligation to sell the Assets at the Primary Closing and each subsequent Closing (the “Selling Parties’ Conditions”):

(a)	Deposit of Funds. Purchaser will have deposited the applicable portion of the Purchase Price into escrow, as adjusted for prorations and costs provided for in this Agreement.

(b)	Deliveries Complete. Purchaser will have delivered to Escrow Agent the documents listed in Appendix 8 of this Agreement.

(c)	Representations, Warranties and Covenants. Purchaser will have performed in all material respects each and every covenant required to be performed by Purchaser under this Agreement, and all of Purchaser’s representations and warranties set forth in this Agreement will be true and complete in all material respects as of the applicable Closing Date.

(d)	Proceedings. There will be no injunction, court order, or administrative agency or other governmental proceeding, pending or threatened, that would prevent the sale of the Assets.

The Selling Parties’ Conditions are intended solely for the benefit of the Selling Parties. If any of the Selling Parties’ Conditions are not timely satisfied, any Selling Party will have the right in its sole discretion either to terminate this Agreement or waive in writing the applicable Selling Party’s Condition and proceed with the Closing.

7.3	Additional Covenants.

(a)	Liquor License.

(i)	LodgeWorks, Sellers, and Purchaser will or will cause their affiliates to use commercially reasonable efforts, which efforts will commence upon execution of this Agreement, at the sole cost of Purchaser, to obtain all governmental approvals to transfer any liquor license used in connection with the operation of the Properties to Purchaser as soon as reasonably possible. Sellers and LodgeWorks will cooperate, and will cause their affiliates to cooperate, with Purchaser, to the extent not prohibited by applicable Law, in endeavoring to allow Purchaser or its designee to use the existing liquor licenses for the Properties to operate the facilities in the Properties presently serving liquor until Purchaser obtains the transfer of the existing liquor licenses or new liquor licenses; provided that, Purchaser will indemnify and hold harmless the Selling Parties against any liability which may arise by reason of Purchaser’s service of alcoholic beverages or use of the existing liquor licenses for the Properties while the same are held by Sellers from and after Closing. To the extent not prohibited by applicable law, Sellers will execute all documents necessary to effectuate the transfer of such existing liquor licenses and will enter into one or more agreements (each, an “Alcoholic Beverage Services Agreement”) with Purchaser or its designees, in the form of Exhibit J attached hereto, which will permit Purchaser or its designees to have use of each such existing liquor license from the Closing Date until the earlier of (a) Purchaser’s receipt of a replacement liquor license (which Purchaser agrees to make diligent efforts to procure), or (b) six months after the Closing Date, except that this six month period will be extended for an additional reasonable period of time (not to exceed one year) to the extent Purchaser is continuing to use commercially reasonable efforts to obtain a replacement liquor license, but due to circumstances beyond the control of Purchaser, such license cannot be obtained within the six month period.

(ii)

Hotel Sierra® San Jose, CA Liquor License. The Hotel Sierra® San Jose liquor license cannot be transferred at the Primary Closing due to California liquor laws. LodgeWorks and the applicable Seller will transfer the liquor license to the applicable Purchaser in January 2013, or such earlier time as is legally permissible, without any additional consideration, and the parties will enter into the Alcoholic Beverage Agreement for the interim period between the Closing Date and the date when the liquor license is transferred.

(iii)	California Liquor License Escrow Accounts. The Selling Parties holding California liquor licenses will assign and transfer the California liquor licenses to the California Liquor License Escrow Agent to hold pursuant to the California Liquor License Escrow Agreement. The Purchaser will cause the Escrow Agent to transfer the portion of the Purchase Price related to the California liquor licenses to be transferred to the California Liquor License Escrow Agent.

(b)	Employees.

(i)	Termination and Rehiring of Employees. Purchaser will or will cause its affiliate to offer employment to any Employees as Purchaser deems appropriate in its sole discretion. LodgeWorks will terminate the employment of any Employees that accept employment with Purchaser, effective as of the Primary Closing Date. The Employees who accept such offers of employment are referred to collectively herein as the “Rehired Employees.” The employment of the Rehired Employees will be on such terms as Purchaser (or its affiliate) deems appropriate consistent with Purchaser’s standard policies and practices, but all Rehired Employees will receive service credit with Purchaser dating back to their original hire date as set forth in LodgeWorks’ records and will receive a credit with Purchaser for all paid time off that they have accrued with LodgeWorks and not taken as of Closing for which Purchaser is compensated. Purchaser will receive a credit to the Purchase Price from the Selling Parties for the value of the aggregate of such paid time off for the Rehired Employees that is assumed by Purchaser, to the extent permitted by state laws.

(ii)	Payments. LodgeWorks will continue to process and pay all claims for employee benefits to all Employees and the qualified beneficiaries of such Employees under Seller Employee Plans to the extent the services underlying such claims are provided prior to the Primary Closing Date and are covered under the applicable Seller Employee Plans, except to the extent Purchaser receives a credit for such employee benefits. LodgeWorks will be responsible for any severance payments and any liability with respect to any person due to such person’s status prior to Closing as an Employee.

(iii)	Loaned Employees. Purchaser and LodgeWorks will enter into a Loaned Employees Agreement at the Primary Closing for the purpose of providing additional transition resources to Purchaser.

(c)	Property Development. LodgeWorks has expended capital (and will continue to expend capital until the Primary Closing) on property development projects relating to the acquisition and development of certain properties (“Development Pipeline”) all as set forth on Exhibit D (which Exhibit may be updated by LodgeWorks before the Primary Closing).

(d)	Hotel Management Agreements and Existing License Agreements.

(i)	At the applicable Closing, the applicable Selling Party will transfer to Purchaser or its designee all rights of such Selling Party in the Hotel Management Agreements and Existing License Agreements set forth in Exhibit H with respect to the Hotels and the Third Party Owned Hotels, at no cost to Purchaser, provided that:

(ii)	The applicable Selling Party will transfer to Purchaser (or its designee) all of such Selling Party’s interest in all Existing License Agreements between a Selling Party and Purchaser (or an affiliate of Purchaser) with respect to any Hotels or Third Party Owned Hotels. Purchaser will waive any termination fees or costs associated with the transfer of any Existing License Agreements with Purchaser, as licensor or franchisor, existing as of the date hereof.

(e)	Lease. At the applicable Closing, the applicable Sellers will assign and Purchaser or its designee will assume such Sellers’ rights in the Leases described in Exhibit H with respect to the Properties that are the subject of such Closing, including the Ground Leases, the Van Leases and the Garage Leases.

(f)	LodgeWorks Agreements. At the Primary Closing, Purchaser and SA, L.P., an affiliate of LodgeWorks and the fee owner of the LodgeWorks Property, will enter into the LodgeWorks Lease. Purchaser and LodgeWorks will enter into a Furniture, Fixtures, and Equipment Lease and Loaned Employee Agreement.

(g)	Contracts. From the Inspection Period End Date until the applicable Closing Date or earlier termination of this Agreement, the Sellers will not, without Purchaser’s prior written consent, which will not be unreasonably withheld, delayed, or conditioned, (i) amend, extend, renew or terminate any existing Tenant Lease, Land Lease, Material Contract, Approval, Hotel Management Agreement or Existing License Agreement, nor (ii) enter into any new written contract that has a value greater than $10,000 per year, Tenant Lease, Land Lease, Equipment Lease, Approval, or License Agreement.

(h)	Notices of Certain Events. The Selling Parties will promptly notify the Purchaser of:

(i)	any change or event that, individually or in the aggregate, has had or could reasonably be expected to result in any representation or warranty of any of the Selling Parties hereunder being inaccurate in any material respect;

(ii)	any notice or other communication from any Person alleging that the consent of such Person is or may be required in connection with the transactions contemplated hereby;

(iii)	any notice or other communication from any Governmental Body in connection with the transactions contemplated hereby;

(iv)	any action, suit, claim, investigation (other than regular, routine investigations under applicable Law, workers compensation claims, claims under benefit plans, or health insurance claims) or proceeding commenced or, to the Knowledge of the Selling Parties, threatened against, relating to or involving or otherwise affecting the Selling Parties; and

(v)	(A) the damage or destruction by fire of any Asset or part thereof, (B) or other casualty of any Asset or part thereof having a book value of $5,000 or more or (C) any Asset or part thereof becoming the subject of any proceeding (or, to the Knowledge of the Selling Parties, any threatened proceeding) for the taking thereof or of any right relating thereto by condemnation, eminent domain or other similar governmental action.

(i)	No Solicitation of Transactions. None of the Selling Parties nor any of their respective officers, directors, managers, agents or advisors will directly or indirectly in any manner (a) entertain, solicit or encourage, (b) furnish or cause to be furnished any information to any Persons (other than the Purchaser and its officers, directors, managers, agents and advisors) in connection with, or (c) negotiate or otherwise pursue, any proposal or discussions for or in connection with any equity or debt investment in the Selling Parties, or any possible sale of the Selling Parties or any of the Assets, no matter how structured (an “Alternative Transaction”). The Selling Parties will immediately notify the Purchaser in writing of (i) the receipt of any inquiry or proposal regarding any Alternative Transaction or any requests for any information relating to the Selling Parties including all relevant terms or for access to the properties, books or records of the Selling Parties, by any Person which has informed the Selling Parties that such Person or entity is considering making, or has made, an Alternative Transaction, and (ii) the terms of any such Alternative Transaction. In the event such inquiry or proposal is in writing, the Selling Parties will deliver to the Purchaser a copy of such inquiry or proposal together with such written notice.

(j)	Pre-Closing Interim Operation.

(i)	Operating in Ordinary Course. The Selling Parties covenant that between the date hereof and the Closing Date, the Selling Parties will (A) operate the Business in a manner consistent with prior practice; (B) maintain the books of account and records in a manner consistent with prior practice; (C) use all commercially reasonable efforts to preserve intact the Business; (D) maintain the quality and condition of the Real Property and Tangible Personal Property in the same or better quality and condition as they are as of the date hereof; (E) keep available the services of the Business and preserve their relationships with suppliers and others having business dealings with them; (F) perform all obligations of such Selling Party under all Leases, Approvals, Contracts, Hotel Management Agreements and Existing License Agreements; (G) maintain the inventories of FF&E, Supplies, F&B and Retail Merchandise at levels maintained in the ordinary course of business; (H) use commercially reasonable efforts to maintain staffing at the Hotels at levels maintained in the ordinary course of business; (I) perform maintenance and repairs for the Property and Tangible Personal Property in the ordinary course of business; and (J) maintain insurance coverages consistent with Purchaser’s policies for its owned hotels. LodgeWorks will continue to take guest room reservations and to book functions and meetings and otherwise to promote the business of the Properties, in a manner consistent with prior practice.

(ii)	Representations and Warranties. Each of the parties hereto will refrain from taking any action which knowingly violates or could reasonably be expected to violate any representation or warranty contained in this Agreement.

(iii)	No Substantial Changes. From and after the Inspection Period End Date to the Closing Date, the Selling Parties will not, without the prior written consent of Purchaser, (A) make, cause to be made, or permit to be made any material physical change to the Assets or (B) sell or otherwise dispose of any of the Assets (except inventory in the ordinary course of Business).

(k)	Assumed Contracts. Purchaser will assume and perform the Assumed Contracts as of the Primary Closing Date or any subsequent Closing Date, as applicable. Purchaser will also assume the liability for and honor any Gift Certificates – Promotional and Gift Certificates - Purchased.

(l)	Post Closing Audit and Reporting. Sellers acknowledge that audited financial statements and operating reports and statements pertaining to the net operating income (including, without limitation, rental revenue, repairs and maintenance expenses, utilities, payroll, real estate taxes, insurance, management fees, etc.) of the Properties for one prior calendar year of operation and the portion of the calendar year in which the Closing occurs up to the Closing Date may be required to be filed by Purchaser with the Securities and Exchange Commission after the Closing. Accordingly, the Sellers agree to provide Purchaser and its representatives with access to Sellers’ books and records after the Closing upon reasonable advance notice in order to conduct the required audit, all at Purchaser’s expense.

(m)	Post Closing Claims. After the Primary Closing or any subsequent Closing, in the event that any Selling Party has a claim against a vendor with which Hyatt does business, and such claim was an Excluded Asset, the Selling Parties will cooperate with Hyatt to minimize damage to Hyatt in the pursuit of such claims; provided however, the Selling Parties are not obligated to abandon or not pursue such claims.

(n)	Due Diligence Documents. Without warranting the accuracy of Due Diligence Documents prepared by third parties, no Due Diligence Document provided by the Selling Parties contains any untrue material information and the Due Diligence Documents do not omit any material information or document necessary to make the Due Diligence Documents not misleading.

(o)	Updates. The Selling Parties will promptly update and supplement the Sellers’ Disclosure Schedules, the Franchisor’s Disclosure Schedules, and LodgeWorks’ Disclosure Schedules and the Exhibits attached to this Agreement, as necessary to reflect any material changes to the matters set forth in the Disclosure Schedules and the Exhibits from the date hereof through each Closing.

(p)

Sale of the Alpharetta Hotel. After Closing, LodgeWorks and the site partnership that owns the Hotel Sierra® Alpharetta, GA hotel (together, the “Alpharetta Sellers”), will attempt to sell the Hotel Sierra® Alpharetta, GA hotel. The Alpharetta Sellers will use their commercially reasonable best efforts to sell the Hotel Sierra® Alpharetta, GA hotel as soon as reasonably practicable after the Primary Closing and at the highest possible gross sales price. If the Alpharetta Sellers sell the Hotel Sierra® Alpharetta, GA hotel in an arm’s length transaction with a non-affiliate of any of the Selling Parties within 2 years of the Primary Closing, and the gross sale price for the hotel and its tangible assets (excluding cash, accounts receivable, and other current assets except inventory) is less than $8,800,000, Purchaser will pay LodgeWorks the amount of the shortfall, up to a maximum of $1,750,000. The existing Hotel Sierra franchise agreement with the Hotel Sierra® Alpharetta, GA hotel will be assigned to Hyatt pursuant to § 7.3(d), and will continue after Closing on the same terms and conditions until the earlier of the Closing of the sale of Alpharetta hotel assets or the second anniversary hereof.

(q)	New York City. An Affiliate of LodgeWorks, Manhattan LW Hotel Associates, L.P. (“MLWHA”) has undertaken the construction and operation of a hotel in Manhattan, New York City as an Avia Hotel. Hyatt and MLWHA agree to enter into a license agreement on mutually acceptable terms pursuant to which Hyatt will provide MLWHA with a royalty-free license to use the Avia name effective at the Primary Closing; provided, however, that if Hyatt elects to further develop the Avia brand as a Hyatt brand or to continue operation of any of the purchased Properties under the Avia names and marks at any time after June 2012, MLWHA and Hyatt will negotiate in good faith a name change transition period, not to exceed 180 days from the date that Hyatt provides MLWHA of notice of its intent to further develop and brand the Avia name or continue use of the name at any of the purchased Properties.

(r)	Retained Hotels.

(i)	Management Agreements. Within 60 days of the Primary Closing, the Purchaser and the Retained Hotel Owners will execute new management agreements for the Retained Hotels, subject to approval by the lenders of the Retained Hotels. Immediately thereafter LodgeWorks will use its commercially reasonable best efforts to obtain such lender’s consent.

(ii)	Termination of Management Agreements. The new management agreements for the Retained Hotels will contain provisions allowing the owners of the Retained Hotels to terminate the management agreements after 5 years, without charge or penalty, upon the sale of the Retained Hotels; provided that the purchaser of such Retained Hotels shall have entered into Hyatt’s standard franchise agreement, on such terms and conditions to be reasonably agreed upon by Hyatt and the purchaser of such Retained Hotel.

(iii)

Conversion of Retained Hotels. If the Purchaser converts any of the Retained Hotels to a brand other than Hotel Sierra®, the Purchaser will pay any and all costs and expenses associated with such conversion, including any and all remodeling and signage requirements. The Retained Hotel Owners consent to such conversion provided that the brand selected by Purchaser, in its sole discretion, is a Hyatt owned brand containing in its name the word “HYATT.”

ARTICLE 8

CLOSING

8.1	Primary Closing. Closing hereunder will be held and delivery of all items to be made at the respective Closing (except as otherwise expressly provided) will be made at the offices of Escrow Agent on or before 11:00 a.m. Central on the applicable Closing Date and may be conducted via telephone or email. The Primary Closing for all of the Assets other than the Delayed Closing Hotel will occur on either August 31, 2011, or the last business day of another month on or before October 31, 2011, as specified in a notice from Purchaser to the Selling Parties (provided such notice will be delivered no later than 14 days prior to such indicated Closing Date) but in no event later than October 31, 2011, or such other date as reasonably agreed to by the parties (the “Primary Closing Date”).

8.2	Delayed Closing Hotel. The Closing Date for the Delayed Closing Hotel, which will occur on a month end date and on or after the Primary Closing Date, will be November 1, 2011, effective October 31, 2011; The Purchase Price allocable to the Delayed Closing Hotel is set forth on Schedule 8.2. On the Primary Closing Date, the undated Seller’s Closing Documents related to the Delayed Closing Hotel will be placed into escrow with the Escrow Agent pursuant to the Escrow Agreements. During the time between the Primary Closing Date and the Closing Date for the Delayed Closing Hotel:

(a)	All profit and loss and all risk of loss will remain with the applicable Seller subject to the provisions of Section 9.1;

(b)	All management fees will accrue to Purchaser;

(c)	The applicable Seller will pay all taxes, insurance, loan payments, and any breakage fee, and

(d)	The representations and warranties of the applicable Sellers related to the Delayed Closing Hotel set forth in this Agreement will be true and complete.

8.3	[Reserved.]

8.4	Closing Costs.

(a)	Except as provided below, all escrow fees, filing fees, transfer fees, recording fees, transfer, sales or other similar taxes due with respect to the transfer of each Property or Asset will be paid (i) one half by the Selling Parties and (ii) one half by the Purchaser.

(b)	All fees and costs associated with the satisfaction, discharge and/or termination of Sellers’ financing will be paid by Sellers.

(c)	The costs for obtaining new Title Policies will be paid by the Purchaser. The costs of any mortgage registration tax or mortgage recording fees with respect to Purchaser’s financing will be paid by the Purchaser.

(d)	The costs for obtaining the Updated Surveys and environmental reports are set forth in Article 2.

(e)	All fees and costs associated with the assignment of the Leases will be paid by the Selling Parties.

(f)	All fees and costs of obtaining all consents (both of affiliates and third parties), penalties, fees or expenses required or incurred in connection with the transfer of the acquired Assets will be the responsibility of the Selling Parties, including, without limitation, any breakage, defeasance or unwind costs associated with existing debt or obligations resulting from termination of any existing Hotel Management Agreement, Existing License Agreement or similar agreements.

(g)	All other fees, costs and expenses not expressly addressed in this Section 8.2 or elsewhere in this Agreement will be allocated between the Selling Parties and Purchaser in accordance with applicable local custom for similar transactions.

8.5	Tax Allocation. Exhibit C contains the agreed allocation of the Purchase Price for the various Assets as of the Agreement Date, which allocation may be adjusted in accordance with the provisions of Section 2.1(d). The Selling Parties and Purchaser agree to prepare their respective Internal Revenue Service Forms 8594 with respect to the sale of the Assets in a manner that is consistent with the Purchase Price allocation contained in Exhibit C, as may be adjusted.

ARTICLE 9

RISK OF LOSS

9.1

Risk of Loss. The risk of any loss or damage to the Assets prior to the Closing will remain upon the Selling Parties. In the event any Property is damaged, destroyed, or condemned prior to the applicable Closing Date. This Agreement will remain in full force and effect and Purchaser will acquire the Assets upon the terms and conditions set forth herein. The applicable Seller will assign to Purchaser any proceeds of insurance (including rental interruption and business interruption insurance) awards and the Purchase Price will be reduced by the amount of the applicable Seller’s deductible, the amount of insurance proceeds retained by a Selling Party and, in the case of uninsured loss, the cost of repair. In the event of a condemnation, the Seller will assign the Purchaser the condemnation award.

ARTICLE 10

The indemnification provisions are set forth in Appendix 10 and are incorporated by reference herein as if fully set forth.

ARTICLE 11

MISCELLANEOUS PROVISIONS

11.1	Completeness; Modification. This Agreement and the documents and instruments to be executed pursuant to the terms hereof constitute the entire agreement between the parties hereto with respect to the transactions contemplated hereby and supersede all prior discussions, understandings, agreements and negotiations between the parties hereto. This Agreement may be modified only by a written instrument duly executed by the parties hereto.

11.2	Assignments. Purchaser may assign its rights hereunder to any affiliate of it without the consent of the Selling Parties. No such assignment will relieve Purchaser of any of its obligations and liabilities hereunder. Selling Parties may not assign their rights hereunder without the consent of Purchaser.

11.3	Termination; Remedies.

(a)	Termination. The parties may terminate this Agreement as provided below:

(i)	The Purchaser and the Sellers’ Representative may terminate this Agreement by mutual written consent at any time prior to the Primary Closing.

(ii)	The Purchaser may terminate this Agreement by giving written notice to the Sellers’ Representative at any time prior to the Inspection Period End Date.

(iii)	The Purchaser may terminate this Agreement after the Inspection Period End Date prior to the Primary Closing in the event any of the Sellers, LodgeWorks, or the Franchisor are in material breach of any representation, warranty, covenant or closing condition contained in this Agreement and such breach has not been cured within 30 days after notice of such breach.

(iv)	The Sellers’ Representative may terminate this Agreement by giving written notice to Purchaser at any time prior to the Primary Closing in the event Purchaser is in material breach of any representation, warranty, covenant or closing condition contained in this Agreement and such breach has not been cured within 30 days after notice of such breach.

(v)	The Purchaser may terminate this Agreement on or after January 1, 2012, if the Primary Closing Date did not occur on or prior to the close of business (Central Time) on December 30, 2011; provided that Purchaser is not in material breach of any of its representations, warranties or covenants contained in this Agreement; and provided further, that Purchaser will not be entitled to terminate this Agreement if Purchaser’s willful or knowing breach of this Agreement has prevented the consummation of the transactions contemplated hereby.

(vi)	The Sellers’ Representative may terminate this Agreement on or after January 1, 2012, by giving written notice to Purchaser if the Primary Closing Date did not occur on or before the close of business (Central Time) on December 30, 2011; provided that none of the Selling Parties are in material breach of any of their respective representations, warranties or covenants contained in this Agreement; and provided, further, that the Sellers’ Representative will not be entitled to terminate this Agreement if the willful or knowing breach of this Agreement by any of the Selling Parties has prevented the consummation of the transactions contemplated hereby.

(b)	Remedies.

(i)	In the event the Primary Closing does not occur because of a breach or default under this Agreement by Purchaser, the Deposit will be paid to and retained by the Selling Parties as liquidated damages and as the Selling Parties’ sole remedy for such breach or default. The parties have agreed that the Selling Parties’ actual damages in such event would be extremely difficult or impracticable to determine. THEREFORE, BY PLACING THEIR INITIALS BELOW, THE PARTIES ACKNOWLEDGE THAT THE DEPOSIT HAS BEEN AGREED UPON, AFTER NEGOTIATION, AS THE PARTIES’ REASONABLE ESTIMATE OF THE SELLING PARTIES’ DAMAGES AND AS THE SELLING PARTIES’ EXCLUSIVE REMEDY AGAINST BUYER, AT LAW OR IN EQUITY, IN THE EVENT THE SALE OF THE PROPERTY TO BE CONVEYED AT THE PRIMARY CLOSING IS NOT CONSUMMATED BY REASON OF A BREACH OR DEFAULT UNDER THIS AGREEMENT BY PURCHASER.

INITIALS:	Buyer HS

Sellers’ Representative RRB

Franchisor RRB

(ii)

In the event a Delayed Closing does not occur because of a breach or default under this Agreement by Purchaser that results in a failure to consummate a Delayed Closing, the Seller may elect to terminate this

Agreement solely as to the Property subject to the failed Delayed Closing by delivery of notice of termination to Purchaser. The affected Seller will be entitled to exercise any and all remedies available at law or in equity, singly or in any combination, with respect to the enforcement of the obligations and liabilities of the Purchaser under this Agreement.

(iii)	In the event of a breach or default under this Agreement by any Selling Party that results in a failure to consummate the Primary Closing, Purchaser may elect to (A) terminate this Agreement by delivery of notice of termination to Sellers’ Representative, the Deposit plus interest accrued thereon will be returned to Purchaser and Purchaser may recover Purchaser’s Costs, as defined in Section 11.3(b)(vi); or (B) continue this Agreement pending Purchaser’s action for specific performance hereunder, which action shall provide for any damages, as well as costs and attorneys’ fees, associated with such failure of performance. In connection with the exercise of such action for specific performance, Purchaser may file lis pendens on the Properties which are to be conveyed at the Primary Closing. “Purchaser’s Costs” shall mean all out-of-pocket costs and expenses incurred by Purchaser in the negotiation, execution, performance, permitted actions or due diligence review under or in connection with this Agreement. Purchaser will be entitled to exercise any and all remedies available at law or in equity, singly or in any combination, with respect to the enforcement of the obligations and liabilities of the Selling Parties under this Agreement (including breach of a representation or warranty under this Agreement) which are to survive each Closing or in any Closing Document, but all remedies at law are subject to the limitations and thresholds contained in the indemnification provisions set forth in Appendix 10.

(iv)	In the event the Delayed Closing does not occur because of a breach or default under this Agreement by the affected Seller that results in a failure to consummate the Delayed Closing, Purchaser may (A) waive the default and close; (B) defer the Closing and continue this Agreement pending Purchaser’s action for specific performance hereunder, which action shall provide for any damages, as well as costs and attorneys’ fees, associated with such failure of performance; or (C) if the default or failure to close is caused by a failure of a Condition Precedent, take the actions described in Section 7.1. Purchaser will be entitled to exercise any and all remedies available at law or in equity, singly or in any combination, with respect to the enforcement of the obligations and liabilities of the Selling Parties under this Agreement (including breach of a representation or warranty under this Agreement) which are to survive the Closing or in any Closing Document, but all remedies at law are subject to the limitations and thresholds contained in the indemnification provisions set forth in Appendix 10.

(v)	In connection with the exercise of such action for specific performance by Purchaser pursuant to Sections 11.3(b)(iv) and (v) above, Purchaser may file lis pendens on the affected Property. “Purchaser’s Costs” shall mean for the Primary Closing only all out-of-pocket costs and expenses incurred by Purchaser in the negotiation, execution, performance, permitted actions or due diligence review under or in connection with this Agreement. For the Delayed Closing, Purchaser’s Costs shall mean only the additional fees and costs incurred to enforce specific performance against the Escrow Agent holding the applicable Seller’s Closing Documents.

11.4	The Selling Parties’ Representative.

(a)	By the execution and delivery hereof, including counterparts hereof, each of the Sellers, LodgeWorks, and Franchisor hereby irrevocably constitute and appoint LodgeWorks as the true and lawful agent and attorney-in-fact (the “Sellers’ Representative”) of Sellers, LodgeWorks, and/or Franchisor with full powers of substitution to act in the name, place and stead of Sellers, LodgeWorks, and/or Franchisor with respect to the performance on behalf of Sellers, LodgeWorks, and/or Franchisor under the terms and provisions hereof and to do or refrain from doing all such further acts and things, and to execute all such documents, as the Sellers’ Representative may deem necessary or appropriate in connection with any transaction contemplated hereunder, including the power to:

(i)	act for Sellers, LodgeWorks, and/or Franchisor with respect to all indemnification matters referred to herein, including the right to compromise or settle any such claim on behalf of Sellers, LodgeWorks, and Franchisor;

(ii)	amend or waive any provision hereof (including any condition to Closing) in any manner that does not differentiate among Sellers, LodgeWorks, and/or Franchisor;

(iii)	employ, obtain and rely upon the advice of legal counsel, accountants and other professional advisors as the Sellers’ Representative, in the sole discretion thereof, deems necessary or advisable in the performance of the duties of the Sellers’ Representative;

(iv)	receive and provide a receipt for any portion of the Purchase Price or any other payment due from the Purchaser to Sellers, LodgeWorks, and/or Franchisor pursuant to this Agreement;

(v)	act for Sellers, LodgeWorks, and/or Franchisor with respect to all Purchase Price matters and all Purchase Price adjustment matters referred to herein;

(vi)

incur any expenses, liquidate and withhold assets received on behalf of Sellers, LodgeWorks, and/or Franchisor prior to their distribution to Sellers, LodgeWorks, and/or Franchisor to the extent of any amount that the Sellers’ Representative deems necessary for payment of or as a reserve against expenses, and pay such expenses or deposit the same in an interest-bearing bank account established for such purpose;

(vii)	receive all notices, communications and deliveries hereunder on behalf of Sellers, LodgeWorks, and/or Franchisor; and

(viii)	do or refrain from doing any further act or deed on behalf of Sellers, LodgeWorks, and/or Franchisor that the Sellers’ Representative deems necessary or appropriate, in the sole discretion of the Sellers’ Representative, relating to the subject matter hereof as and completely as Sellers, LodgeWorks, and Franchisor could do if personally present and acting and as though any reference to Sellers, LodgeWorks, and Franchisor herein was a reference to the Sellers’ Representative.

(b)	The appointment of the Sellers’ Representative will be deemed coupled with an interest and will be irrevocable, and any other Person may conclusively and absolutely rely, without inquiry, upon any action of the Sellers’ Representative as the act of Sellers, LodgeWorks, and Franchisor in all matters referred to herein. Sellers, LodgeWorks, and Franchisor hereby ratify and confirm that the Sellers’ Representative will do or cause to be done by virtue of the Sellers’ Representative’s appointment as Sellers’ Representative of Sellers, LodgeWorks, and Franchisor. The Sellers’ Representative will act for Sellers, LodgeWorks, and Franchisor on all of the matters set forth herein in the manner the Sellers’ Representative believes to be in the best interest of Sellers, LodgeWorks, and Franchisor, but the Sellers’ Representative will not be responsible to Sellers, LodgeWorks or Franchisor for any loss or damage Sellers, LodgeWorks, and/or Franchisor may suffer by reason of the performance by the Sellers’ Representative of the Sellers’ Representative’s duties hereunder, other than loss or damage arising from willful misconduct or gross negligence in the performance of the Sellers’ Representative’s duties hereunder.

(c)	Sellers, LodgeWorks, and Franchisor hereby expressly acknowledge and agree that the Sellers’ Representative is authorized to act on behalf of Sellers, LodgeWorks, and Franchisor notwithstanding any dispute or disagreement, and that any Person will be entitled to rely on any and all action taken by the Sellers’ Representative hereunder without liability to, or obligation to inquire of, Sellers, LodgeWorks, or Franchisor. In the event the Sellers’ Representative resigns or ceases to function in such capacity for any reason whatsoever, then the successor Sellers’ Representative will be the Person that Sellers, LodgeWorks, and Franchisor appoint; provided, however, that in the event for any reason no successor has been appointed within 30 days following such resignation or cessation, then Sellers, LodgeWorks, or Franchisor will have the right to petition a court of competent jurisdiction for appointment of a successor Sellers’ Representative. Sellers, LodgeWorks, and Franchisor will indemnify and hold the Sellers’ Representative harmless from and against any and all liabilities, losses, costs, damages and expenses (including attorneys’ fees) reasonably incurred or suffered as a result of the performance of the Sellers’ Representative’s duties hereunder, except for willful misconduct or gross negligence.

(d)	To the extent that the Sellers’ Representative incurs any cost, obligation, or liability (“Costs”) pursuant to the fulfillment of his duties under this Section 11.4, such Costs, if any, will be reimbursed by Sellers and Franchisor.

11.5	Successors and Assigns. The benefits and burdens of this Agreement will inure to the benefit of and bind Purchaser, Sellers, LodgeWorks, and Franchisor and their permitted successors and assigns.

11.6	Days. If any action is required to be performed, or if any notice, consent or other communication is given, other than on a business day, such performance will be deemed to be required, and such notice, consent or other communication will be deemed to be given, on the next business day. Unless otherwise specified herein, all references herein to a “day” or “days” will refer to calendar days and not business days.

11.7	Governing Law. This Agreement and all documents referred to herein will be governed by and construed and interpreted in accordance with the laws of the State of Delaware; provided, however, as to any Property matter related to title, liens or similar local law matter, the law of the location of the Property will apply. The exclusive venue for all disputes will be Wilmington, Delaware.

11.8	CONSENT TO JURISDICTION. SUBJECT TO THE PROVISIONS OF SECTION 11.19, ANY ACTION ARISING OUT OF THIS AGREEMENT MUST BE COMMENCED BY PURCHASER OR THE SELLING PARTIES IN THE STATE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE SITTING IN EITHER CASE IN WILMINGTON DELAWARE. EACH PARTY HEREBY CONSENTS TO THE JURISDICTION OF THE ABOVE COURTS IN ANY SUCH ACTION AND TO THE LAYING OF VENUE IN THE STATE COURTS OF THE STATE OF DELAWARE AND THE UNITED STATES DISTRICT COURT FOR THE DISTRICT OF DELAWARE. ANY PROCESS IN ANY SUCH ACTION WILL BE DULY SERVED IF DELIVERED BY A REPUTABLE OVERNIGHT DELIVERY SERVICE TO THE PARTIES AT THEIR RESPECTIVE ADDRESS DESCRIBED IN SECTION 11.12 HEREOF.

11.9	Counterparts. To facilitate execution, this Agreement may be executed in as many counterparts as may be required. It will not be necessary that the signature on behalf of more than one party hereto appear on each counterpart hereof. All counterparts hereof will collectively constitute a single agreement. This Agreement may be transmitted and/or manually-signed signatures delivered by facsimile or electronically mailed portable document format (PDF). The effectiveness of any such signature will, subject to applicable Law, have the same force and effect as originals and will be binding on all parties to this Agreement.

11.10	Severability. If any term, covenant or condition of this Agreement, or the application thereof to any Person or circumstance, will to any extent be invalid or unenforceable, the remainder of this Agreement, or the application of such term, covenant or condition to other persons or circumstances, will not be affected thereby provided the parties realize the material benefits of this Agreement, and each term, covenant or condition of this Agreement will be valid and enforceable to the fullest extent permitted by law.

11.11	Costs. Regardless of whether the Primary or Delayed Closing occurs hereunder, and except as otherwise expressly provided herein, each party hereto will be responsible for its own costs in connection with this Agreement and the transactions contemplated hereby including without limitation fees of attorneys, engineers and accountants.

11.12	Notices. All notices, requests, demands and other communications hereunder will be in writing and will be delivered by hand, transmitted by facsimile transmission, sent prepaid by Federal Express (or a comparable overnight delivery service) or other express courier at the addresses and with such copies as designated below and will be deemed to have been given upon (i) hand delivery, (ii) one business day after being deposited with Federal Express or comparable overnight delivery service, or (iii) transmission by facsimile during regular business hours, with facsimile transmittal confirmation and with a confirming copy sent by any other manner permitted under this Section.

If to Purchaser:	Hyatt Corporation 71 South Wacker Drive Chicago, Illinois 60606
Attn: Global Head Real Estate and Development Facsimile No.: (312) 780-5282

With a copy to:	Hyatt Hotels Corporation
71 South Wacker Drive
Chicago, Illinois 60606
Attn: General Counsel
Facsimile No.: (312) 780-5282

With a copy to:	DLA Piper LLP (US)
555 Mission Street, Suite 2400
San Francisco, California 94105
Attention: Stephen A. Cowan, Esq.
Telephone: (415) 615-6000 Facsimile: (415) 659-7500 Email: stephen.cowan@dlapiper.com

If to any	LodgeWorks, L.P.
Selling Party:	8100 E. 22nd Street, Building 500
Wichita, Kansas 67226
Attention: Roy R. Baker
Telephone: (316) 681-5107
Facsimile: (316) 681-5112
Email: roy.baker@lodgeworks.com

With a copy to:	Harvey R. Sorensen, Esq. Foulston Siefkin LLP 1551 N. Waterfront Parkway, Suite 100
Wichita, Kansas 67206 Telephone: (316) 291-9774 Facsimile: (316) 267-6345
Email: hsorensen@foulston.com

and

John R. Morse, Esq.
1159 Junonia Street Sanibel, Florida 33957 Telephone: (239) 395-0106
Facsimile: (239) 395-0674 Email: john.morse@lodgeworks.com

If to the Escrow	First American Title Insurance Company
Agent or Title	30 North LaSalle Street, Suite 2700
Company:	Chicago, Illinois 60602
Attention: John E. Beckstedt, Jr.
Telephone: (312) 917-7233
Facsimile: (312) 553-0480
Email: jbeckstedt@firstam.com

Or to such other address as the intended recipient may have specified in a notice to the other party. Any party hereto may change its address or designate different or other persons or entities to receive copies by notifying the other party and the Escrow Agent in a manner described in this Section.

11.13	Incorporation by Reference. All of the Exhibits, Schedules, and Appendices attached hereto are by this reference incorporated herein and made a part hereof.

11.14	Further Assurances. The Selling Parties and Purchaser covenant and agree to sign, execute and deliver, or cause to be signed, executed and delivered, and to do or make, or cause to be done or made, upon the written request of the other party, any and all agreements, instruments, papers, deeds, acts or things, supplemental, confirmatory or otherwise, as may be reasonably required by either party hereto for the purpose of or in connection with consummating the transactions described herein.

11.15	No Partnership. This Agreement does not and will not be construed to create a partnership, joint venture or any other relationship between the parties hereto except the relationship of the Selling Parties and Purchaser specifically established hereby.

11.16	Time of Essence. Time is of the essence with respect to every provision hereof.

11.17	Confidentiality. Purchaser, the Selling Parties and their representatives, including any professionals representing Purchaser and Sellers, LodgeWorks, and Franchisor, will keep the existence or material business terms of this Agreement strictly confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

11.18	Publicity. The parties agree that except as required by law, no party will contact or conduct negotiations with public officials, make any public pronouncements, issue press releases or otherwise furnish information regarding the business terms of this Agreement to a third party without obtaining the prior written consent of all parties. No party, or its employees with knowledge of the transactions contemplated herein, will trade in the securities of any affiliate of Purchaser until a public announcement of the transactions contemplated by this Agreement has been made public. Notwithstanding anything in Section 11.17 and Section 11.18 to the contrary, Purchaser will have the right to report any information relating to this transaction required to be reported (i) to any governmental entity, (ii) in connection with tax reporting information filed by Purchaser with the governmental entity, or (iii) as may be required by any other governmental regulatory entity, without obtaining the Selling Parties’ consent.

11.19	Alternative Dispute Resolution.

(a)	Generally.

(i)	All disputes between the Selling Parties and Purchaser regarding the rights, duties or obligations of such parties under this Agreement (an “Arbitration Dispute”) shall be resolved by binding arbitration held in Wilmington, Delaware. The arbitration shall constitute the exclusive means for the resolution of any such controversy, dispute or claim, including whether such controversy, dispute or claim is subject to these arbitration provisions and to jurisdiction of the arbitrator. The Parties waive their rights to commence any legal proceedings against each other to enforce these arbitration provisions or confirm or contest the arbitrator’s award in any court or jurisdiction other than the United States District Court for the District of Delaware sitting in Wilmington, Delaware (the “Court”). Pending appointment of the arbitrator as provided herein, the Court is empowered to issue temporary relief and/or provisional remedies. The Parties may not commence any lawsuit with respect to any Arbitration Dispute except as expressly permitted by this Section.

(ii)

An arbitration may be commenced by either party notifying the other party that an Arbitration Dispute must be resolved by the arbitration procedure described herein. The date of delivery of such notice shall be referred to herein as “Notice Date”. The arbitration shall be conducted in accordance with the Commercial Arbitration Rules of the American Arbitration Association, as amended by the terms of this Section.

(b)	Appointment of Arbitrator. The arbitration shall be conducted by a single arbitrator, who shall be a recognized expert in the hospitality industry, which individual shall be a licensed attorney and shall have at least 10 years experience representing clients in connection with the acquisition, development and/or owning of hotel properties, who does not have a conflict of interest with any party, and who shall be agreed upon by the parties hereto within 25 days after the Notice Date. If the parties are unable to agree upon such an arbitrator, then the arbitration will be administered by the American Arbitration Association and an arbitrator with the same qualifications will be selected under the Association’s procedure. The arbitrator will be asked to set the matter for hearing within 90 days after the appointment of the arbitrator and try any and all issues and to render a decision upon them. Except as expressly set forth in this Section 11.19, the arbitrator shall determine the manner in which the arbitration hearing is conducted, including the timing and presentation of evidence and argument, and all other questions that may arise with respect to the arbitration proceedings. The costs of the arbitration initially shall be borne equally by the parties, subject to any reallocation of such costs by the arbitrator in connection with subparagraph (g) below.

(c)	Discovery/Procedures. After the appointment of the arbitrator, the parties shall have the right to take depositions and to obtain discovery consistent with the Federal Rules of Civil Procedure by other means regarding the subject matter of the arbitration as if the matter were pending in the U.S. District Court sitting in Wilmington, Delaware. The arbitrator may, for good cause shown, limit the nature and extent of such discovery and establish or modify the schedule relating to any discovery requests or applications relating thereto. The arbitrator shall have the power to decide all other procedural issues, including the following: the date, time and place of any hearing; the form, timing, and subject matter of any pre-hearing documents to be submitted by the parties; and any evidentiary or procedural issues that may arise at or in connection with any arbitration hearing. All discovery conducted in connection with an Arbitration Dispute shall be subject to the confidentiality provisions set forth in Section 11.17.

(d)	Manner of Arbitration Hearing. At least five days prior to the arbitrator’s hearing as to any dispute to be resolved under Section 11.19, all Parties shall submit to the arbitrator a written brief explaining their position on the applicable Arbitration Dispute.

(e)	Relief; Binding. The arbitrator shall, within 30 days after closing the hearing record, issue an award disposing of all of the controversies, disputes and claims of the parties that are the subject of the arbitration. The arbitrator shall issue his decision to both parties through their respective counsel or representatives. Except as otherwise provided in this Section 11.19 and its subparagraphs, any award rendered by the arbitrator shall be final, and judgment may be entered by the Court under the provisions of the Federal Arbitration Act, 9 U.S.C. § 1 et seq.

(f)	Waiver of Jury Trial. Each party hereby expressly waives any and all rights to a jury trial in any action or proceeding referenced in this Section 11.19.

(g)	Arbitrator’s and Attorneys’ Fees. The arbitrator shall have the discretion to award attorney’s fees and costs and the arbitrator fees and costs incurred in such arbitration or proceeding to the prevailing party, but shall have no obligation or be under any requirement to do so.

(h)	Confidentiality. Purchaser, the Selling Parties and their representatives, including any professionals representing Purchaser and Sellers, LodgeWorks, and Franchisor, will keep all information disclosed in the arbitration, all the controversies, disputes and claims of the parties that are the subject of the arbitration, and all of the results and findings of the arbitration confidential, except to the extent disclosure is compelled by law, and then only to the extent of such compulsion.

11.20	1031 Exchange.

(a)	Purchaser will, upon request of any Seller, cooperate in effecting one or more tax-deferred like kind exchanges under Internal Revenue Code Section 1031 (an “Exchange”) in connection with the transaction contemplated by this Agreement.

(b)	Sellers each acknowledge that Purchaser is acquiring some or all of the Assets in a transaction intended by Purchaser to qualify as an Exchange.

(c)	In connection with any Exchange, the party for whose benefit the exchange is being made (the “Disposing Party”) will assign this Agreement or portions thereof to one or more qualified intermediaries (“QIs”) to complete the Exchange(s). All parties agree that, at the applicable Closing, they will, if required, sign a form acknowledging their consent to the assignment of this Agreement or portions thereof to the appropriate QIs. The other parties to the Exchange (the “Acquiring Parties”) each further agree to cooperate with the Disposing Party to effect such Exchange(s), provided that the Acquiring Parties incur no additional expense or liability, and further provided that, after the applicable Closing, all parties shall remain liable for all their respective covenants, representations, and warranties that will survive the applicable Closing, despite the assignment of the Agreement to the appropriate QIs.

11.21	Brokers/Intermediaries. Purchaser hereby agrees to indemnify and hold harmless the Selling Parties from and against any loss, liability, damage, cost, claim or expense incurred by reason of any claim for a brokerage or finder’s fee or commission payable or alleged to be payable to any other broker, finder or other intermediary, based on any agreement or act of Purchaser. The Selling Parties hereby agree to indemnify and hold harmless Purchaser from and against any loss, liability, damage, cost, claim or expense incurred by reason of any claim for a brokerage or finder’s fee or commission payable or alleged to be payable to any broker, finder or other intermediary, based on any agreement or act of the Selling Parties. The provisions of this paragraph will survive the Closing.

ARTICLE 12

RULES OF CONSTRUCTION

12.1	Rules of Construction. The following rules will apply to the construction and interpretation of this Agreement:

(a)	All references herein to particular articles, sections, subsections, clauses or exhibits are references to articles, sections, subsections, clauses or exhibits of this Agreement.

(b)	Headings contained herein are solely for convenience of reference and will not constitute a part of this Agreement nor will they affect its meaning, construction or effect.

(c)	Each party hereto and its counsel have reviewed and revised (or requested revisions of) this Agreement, and, therefore, any usual rules of construction requiring that ambiguities are to be resolved against a particular party will not be applicable in the construction and interpretation of this Agreement or any exhibits hereto.

(d)	Any reference to a “business day” means Monday through Friday, United States federal and bank holidays excepted.

(e)	Wherever the word “including” is used in this Agreement, it will be deemed to be followed by the words “without limitation.”

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IN WITNESS WHEREOF, the Selling Parties and Purchaser, intending to be legally bound, have caused this Agreement to be executed in their names by their respective duly-authorized representatives.

THE SELLING PARTIES:

LODGEWORKS, L.P.

By:	LodgeWorks Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

SIERRA SUITES FRANCHISE, L.P.

By:	LodgeWorks Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

LONG BEACH SIERRA ASSOCIATES, L.P.

By:	Long Beach Sierra Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

NAPA SIERRA ASSOCIATES, L.P.

By:	Napa Sierra Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

SAVANNAH SIERRA ASSOCIATES, L.P.

By:	Savannah Sierra Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

WOODLANDS HOTEL ASSOCIATES, L.P.

By:	Woodland Hotel Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

MADISON HOTEL ASSOCIATES, L.P.

By:	Madison Hotel Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

BURLINGTON HOTELWORKS ASSOCIATES, L.P.

By:	Burlington HotelWorks Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

PLYMOUTH MEETING HOTELWORKS ASSOCIATES, L.P.

By:	Plymouth Meeting HotelWorks Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

BRANCHBURG SIERRA ASSOCIATES, L.P.

By:	Branchburg Sierra Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

CHARLOTTE HOTEL ASSOCIATES, L.P.

By:	Charlotte Hotel Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

DULLES SIERRA ASSOCIATES, L.P.

By:	Dulles Sierra Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

FISHKILL SIERRA ASSOCIATES, L.P.

By:	Fishkill Sierra Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

GREEN BAY HOTEL ASSOCIATES, LLC
A Kansas limited liability company

By:	Scottsdale HotelWorks Associates, L.P., its Manager

	By:	Scottsdale HotelWorks Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

MORRISVILLE HOTEL ASSOCIATES, L.P.

By:	Morrisville Hotel Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

PARSIPPANY LODGING ASSOCIATES, L.P.

By:	Parsippany Lodging Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

RANCHO CORDOVA HOTEL ASSOCIATES, LLC

By:	Scottsdale HotelWorks Associates, L.P., its Manager

	By:	Scottsdale HotelWorks Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

RICHMOND HOTEL ASSOCIATES, L.P.

By:	Richmond Hotel Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

SAN JOSE HOTEL ASSOCIATES, L.P.

By:	San Jose Hotel Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

SAN RAMON LODGING ASSOCIATES, L.P.

By:	San Ramon Lodging Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and
Treasurer

SANTA CLARA SIERRA ASSOCIATES, L.P.

By:	Santa Clara Sierra Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

SHELTON HOTEL ASSOCIATES, L.P.

By:	Shelton Hotel Corporation, its general partner

	By:	/s/ Roy R. Baker
		Name:	Roy R. Baker
		Title:	Senior Vice President-Finance and Treasurer

PURCHASER:

HYATT CORPORATION

By:	/s/ Harmit Singh

Name:	Harmit Singh

Title:	EVP & Chief Financial Officer

The Title Company executes this Agreement for the purposes of acknowledging its agreement to serve as Escrow Agent for the initial deposit in accordance with the terms of this Agreement.

First American Title Insurance Company

By:	/s/ Adriene Taylor

Name:	Adriene Taylor

Title:	Escrow Assistant

The Retained Hotel Owners execute this Agreement solely for the purpose of entering into the covenant contained in Section 7.3(r)(i).

BELLEVUE SIERRA ASSOCIATES, L.P.

By:	Bellevue Sierra Corporation, its general partner

By:	/s/ Roy R. Baker

Name:	Roy R. Baker
Title:	Senior Vice President-Finance and Treasurer

REDMOND HOTEL ASSOCIATES, L.P.

By:	Redmond Hotel Corporation, its general partner

By:	/s/ Roy R. Baker

Name:	Roy R. Baker
Title:	Senior Vice President-Finance and Treasurer

KING OF PRUSSIA HOTEL ASSOCIATES, L.P.

By:	King of Prussia Hotel Corporation,
its general partner

By:	/s/ Roy R. Baker

Name:	Roy R. Baker
Title:	Senior Vice President-Finance and Treasurer

MERRIFIELD HOTEL ASSOCIATES, L.P.

By:	Merrifield Hotel Corporation, its general partner

By:	/s/ Roy R. Baker

Name:	Roy R. Baker
Title:	Senior Vice President-Finance and Treasurer

List of Exhibits, Appendices, and Disclosure Schedules

Appendices:

Appendix 1	Definitions

Appendix 1.1(A)	Sellers’ Assets

Appendix 1.1(B)	LodgeWorks’ Assets

Appendix 1.1(C)	Franchisor’s Assets

Appendix 3	Purchaser’s Representations, Warranties, and Covenants

Appendix 4	Sellers’ Representations, Warranties, and Covenants

Appendix 5	LodgeWorks’ Representations, Warranties, and Covenants

Appendix 6	Franchisor’s Representations, Warranties, and Covenants

Appendix 7	Earn Out Provisions

Appendix 8	Economic Adjustments and Closing Deliveries

Appendix 10	Liability of Purchaser; Indemnification by the Selling Parties; Termination Rights

Exhibits:

Exhibit A	List of Sellers and Hotels

Exhibit B	Escrow Agreement

Exhibit C	Purchase Price Summary

Exhibit D	Development Pipeline

Exhibit E	Non-Solicitation Agreement

Exhibit F	Legal Descriptions of Land

Exhibit G	Form of Assignment and Assumption Agreement

Exhibit H	Assumed Contracts

Exhibit I	Form of Bill of Sale and Assignment

Exhibit J	Form of Alcoholic Beverage Services Agreement

Exhibit K	Form of Assignment of Intellectual Property

Exhibit L	Form of Assignment of Ground Lease Agreement

Exhibit M	Form of Non-Competition Agreement

Schedules:

Schedule II	LodgeWorks Excluded Assets

Schedule III	Excluded FF&E

Schedule IV	Extranet Table of Contents

Schedule 4.4	Structural and Mechanical Defects

Schedule 4.7	Sellers’ Material Contracts

Schedule 4.16	Leases

Schedule 4.21	Hotel Management Agreements

Schedule 5.4	Structural and Mechanical Defects

Schedule 5.7	LodgeWorks’ Material Contracts

Schedule 5.10	LodgeWorks’ Benefit Plans

Schedule 5.11	Labor Relations

Schedule 6.7	Franchisor’s and LodgeWorks’ Intellectual Property

Schedule 6.7(b)	Intellectual Property Exceptions/Assignments

Schedule 7.1	Hyatt LodgeWorks Earn Out Retention

Schedule 8.2	Delayed Closing Hotel

APPENDIX 1

DEFINITIONS

Definitions. The following terms will have the indicated meanings:

“2011 Annual Bonus Plan” has the meaning set forth in Appendix 8.1(b)(i).

“Accounts Receivable” means with respect to each of the Hotels, all amounts which the applicable Seller is entitled to receive from the Business which are not paid as of the applicable Closing, including, without limitation, charges for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotel prior to the applicable Closing, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Seller at the Hotel prior to the applicable Closing, but expressly excluding all (a) credit card charges, checks and other instruments which Seller has submitted for payment as of the applicable Closing, and (b) items of income otherwise prorated pursuant to Appendix 8.1.

“Agreement Date” means July 13, 2011.

“Alcoholic Beverage Services Agreement” has the meaning set forth in Section 7.3(a).

“Alternative Transaction” has the meaning set forth in Section 7.3(k).

“Anti-Terrorism Laws” means Executive Order 13224 issued by the President of the United States, the USA PATRIOT Act, and all other applicable laws addressing or in any way relating to terrorist acts and acts of war.

“Approvals” has the meaning set forth in Appendix 1.1(A).

“Assets” has the meaning set forth in Section 1.1.

“Assignment and Assumption Agreement” means one or more Assignment and Assumption Agreements, dated as of the Closing Date by and between the Selling Parties and Purchaser or its designees, whereby the Selling Parties assign and Purchaser or its designees assume all of the Selling Parties’ right, title and interest in, to and under all licenses, contracts, permits and agreements affecting the Properties that Purchaser has expressly agreed to assume in writing on or before the Closing Date.

“Assignment of Ground Lease” has the meaning set forth in Appendix 8.2(b).

“Assignment of Intellectual Property” means an Assignment of Intellectual Property dated as of the Closing Date for the Primary Closing by and between Selling Parties and Purchaser or its designee, whereby Selling Parties assign and Purchaser or its designee assume all of Selling Parties’ right, title and interest in, to and under Intellectual Property.

“Assignment of Leases” means one or more Assignments of Leases, dated as of the applicable Closing by and between the applicable Seller and Purchaser or its designee whereby the applicable Seller assigns and Purchaser or its designees assume all of the Sellers’ right, title and interest in, to and under all Leases that Purchaser has expressly agreed to assume in writing on or before the applicable Closing.

“Assumed Contracts” means those assignable contracts and agreements listed and described on Exhibit H relating to the upkeep, repair, maintenance, operation or development of the Real Property, Hotels, Tangible Personal Property or Intangible Personal Property, which will extend beyond the Closing.

“Benefit Plan” means, with respect to any Person, (a) each written plan, fund, program, agreement, or arrangement that is at any time sponsored or maintained for employee benefits or for the remuneration, direct or indirect, of the employees, former employees, directors, managers, officers, or the dependents of any of them, including each deferred compensation, bonus, incentive compensation, pension, retirement, stock purchase, stock option and other equity compensation plan, “welfare” plan (within the meaning of Section 3(1) of ERISA, determined without regard to whether such plan is subject to ERISA), and (b) each “pension” plan (within the meaning of Section 3(2) of ERISA, determined without regard to whether such plan is subject to ERISA).

“Books and Records” has the meaning set forth in Appendix 1.1(A).

“Business” means the lodging business and all activities related thereto conducted at the Hotels, including, without limitation, (a) the rental of any guest, conference or banquet rooms or other facilities at the Hotels, (b) the operation of any restaurant, bar or banquet services, together with all other goods and services provided at the Hotels, and (c) the rental of any commercial or retail space to tenants at the Hotels.

“California Liquor License Escrow Agreement” means the escrow agreements establishing an escrow with the separate California Liquor License Escrow Agent that will receive and distribute the California liquor licenses and the amount to be paid for the California liquor licenses

“California Liquor License Escrow Agent” means the escrow agent to be selected jointly by the Purchaser and the Selling Parties to establish the California Liquor License escrow pursuant to the California Liquor License Agreement.

“Closing” means each closing of the sale and acquisition of the Assets pursuant to this Agreement, which will include the Primary Closing, the Closing with respect to the Delayed Closing Hotel.

“Closing Date” means the date on which the Closing occurs with respect to an Asset.

“Closing Documents” means all of the documents delivered by the parties hereto at or with respect to Closing including, without limitation, the Deeds, Assignments of Ground Lease, Bills of Sale, Assignment and Assumption Agreements, Assignment of Leases, Estoppel Certificates, Assignment of Intangible Property, LodgeWorks Lease, Escrow Agreements, FIRPTA Certificates, Representation and Warranty Certificates, Non-Competition Agreement, Non-Solicitation Agreement, and Alcoholic Beverage Services Agreement.

“Closing Statement” has the meaning set forth in Appendix 3.1(a).

“Code” means the Internal Revenue Code of 1986, as amended from time to time, and any regulations, rulings and guidance issued by the Internal Revenue Service.

“Conditions Precedent” has the meaning set forth in Article 7.

“Costs” has the meaning set forth in Section 11.4(d).

“Cut-Off Time” has the meaning set forth in Appendix 3.1(b).

“Deed” has the meaning set forth in Appendix 8.2(a).

“Delayed Closings” means the Closings for the Delayed Closing Hotel as described in Section 8.2.

“Delayed Closing Hotel” means the Hyatt Summerfield Suites hotel Burlington, MA.

“Deposit” means Ten Million Dollars ($10,000,000), in immediately available funds, to be deposited with Escrow Agent pursuant to Section 2.1 hereof.

“Development Pipeline” has the meaning set forth in Section 7.3(c).

“Disclosure Schedules” means the Sellers’ Disclosure Schedules, LodgeWorks’ Disclosure Schedules, and Franchisor’s Disclosure Schedules.

“Due Diligence Documents” has the meaning set forth in Section 2.1(b).

“Earn Out Amount” means the amount of the Holdback Escrow Amount less any indemnification claims paid.

“Employees” means, at the time in question, all persons employed full-time or part-time by LodgeWorks.

“Employment Agreements” means any and all employment agreements, written or oral, between LodgeWorks or its managing agent and any Employee.

“Environmental Laws” means any federal, state or local environmental laws, ordinances, rules, regulations, administrative or judicial orders, or any other environmental requirements.

“Equipment Leases” has the meaning set forth in subsection (l) of Appendix 1.1(A).

“Escrow Agent” means First American Title Insurance Company having an office at 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602.

“Escrow Agreements” means the escrow agreements attached hereto as Exhibits B-1, B-2, and the California Liquor License Escrow Agreements among the Selling Parties, the Purchaser and Escrow Agent to be executed as of the Primary Closing Date.

“Estoppel Certificates” has the meaning set forth in Section 7.1(g).

“Excluded Assets” means:

(a) all cash (other than Petty Cash to the extent Purchaser elects to purchase the same), bank accounts and money invested with financial institutions and other liquid assets of the Selling Parties including the marketing funds;

(b) any interest in the Aloft® Austin, TX hotel (including any water damage claim), the Aloft® Tulsa, OK hotel, the Hampton Inn® Poughkeepsie, NY hotel, the Hawthorn Suites® Arlington DFW South, TX hotel, the Hilton Garden Inn® Albany, NY hotel, and the Hotel Sierra® Alpharetta, GA hotel (but the Hotel Sierra trademark and name of such hotel in Alpharetta is not an Excluded Asset);

(c) any interest in and to any refund of Property or any other Taxes (hereinafter defined) relating to the Properties or their operations for the period on or before the applicable Closing Date;

(d) all credits, claims for refund, prepaid expenses, deferred charges, escrow accounts, advance payments, security or other deposits, including recoverable deposits, and prepaid items (and, in each case, security interests relating thereto) arising from or in connection with, or related to, the Properties, its contracts or assets;

(e) all claims or rights of the Selling Parties against anyone arising on or before the Closing Date;

(f) all insurance policies owned by any Seller and all rights, claims, proceeds and causes of action of any Seller under insurance policies and all rights in the nature of insurance, indemnification or contribution relating to such Seller or its Property, except as otherwise provided in this Agreement;

(g) all of the Selling Parties’ rights under this Agreement and any other agreement to sell assets (not pursuant to or in violation of this Agreement) of the Selling Parties now existing or in the future and all cash and non-cash consideration payable or deliverable to the Selling Parties pursuant to the terms and provisions hereof and thereof;

(h) all non-transferable software, LodgeWorks developed software, and accounting systems;

(i) all personal memorabilia in the LodgeWorks’ headquarters building and other offices;

(j) LodgeWorks’ personal property located in the LodgeWorks’ headquarters building in Wichita, Kansas;

(k) all items listed on Schedule II; and

(l) the ownership interest of the Selling Parties in the Redmond, Washington, Bellevue, Washington, King of Prussia, Pennsylvania, and Merrifield, Virginia Hotel Sierra Hotels, but not including the Management Agreements which are an included asset.

“Existing License Agreements” means the license agreements, pursuant to which Sellers operate certain Hotels under a certain brand or franchise.

“F&B” has the meaning set forth in Appendix 1.1(A).

“FF&E” means all tangible property and fixtures (which are not part of the Real Property) of any kind attached to or located upon, or ordered for future use as, the Hotels as of the date hereof (or acquired by any Seller and so employed prior to Closing) including, but not limited to, all furniture, fixtures, equipment, signs; all heating, lighting, plumbing, drainage, electrical, air conditioning, and other mechanical fixtures and equipment and systems; all copy machines, computers, software, facsimile machines and other office equipment; all elevators, escalators, and related motors and electrical equipment and systems; all hot water heaters, furnaces, heating controls, motors and boiler pressure systems and equipment; all shelving and partitions; all ventilating equipment, and all incinerating and disposal equipment; all tennis, pool and health club and fitness equipment and furnishings; all vans, automobiles and other motor vehicles; all carpets, drapes, beds, furniture, furnishings, televisions, telephones and similar property; all stoves, ovens, freezers, refrigerators, dishwashers, disposals, kitchen equipment and utensils, tables, chairs, plates and other dishes, glasses, silverware, serving pieces and other restaurant and bar equipment, apparatus and utensils; all audiovisual equipment, banquet equipment and laundry equipment; exclusive of (a) any personal property leased under the Equipment Leases, (b) items belonging to guests and tenants under the rooms agreements, and (c) the items, if any, listed on Schedule III.

“Financial Statements” has the meaning set forth in Appendix 4.13.

“FIRPTA Certificate” means the affidavit of a Seller under Section 1445 of the Internal Revenue Code certifying that such Seller is not a foreign corporation, foreign seller, foreign limited liability company, foreign trust, foreign estate or foreign Person (as those terms are defined in the Internal Revenue Code and the Income Tax Regulations), in form and substance satisfactory to Purchaser.

“Franchisor’s Disclosure Schedules” has the meaning set forth in Appendix 6.

“Furniture, Fixtures and Equipment Lease” means the lease between LodgeWorks as Lessor and Hyatt as Lessee for the temporary shared use of certain furniture, fixtures and equipment located in the Wichita, Kansas LodgeWorks office.

“Garage Leases” means those certain leases set forth on Schedule 4.16 and entered into by each of Long Beach Sierra Associates, L.P., Napa Sierra Associates, L.P., Santa Clara Sierra Associates, L.P., and Savannah Sierra Associates, L.P., as lessees, in which such Sellers lease garage or parking spaces as described therein.

“Gift Certificates – Purchased” means a certificate for the use of property, goods, or services for which the holder has paid value.

“Gift Certificates – Promotional” means a certificate for the use of property, goods, or services for which the holder has not paid value.

“Governmental Body” means any federal, state, municipal or other governmental department, commission, board, bureau, agency, court or instrumentality having competent jurisdiction.

“Ground Lease” means the following ground leases: (1) the Lease between DDR Urban, LP, as ground lessor, and Long Beach Sierra Associates, L.P., as lessee, with respect to the Avia Hotel Long Beach; and (2) the Ground Lease between Short Pump Town Center, LLC, as ground lessor, and Richmond Hotel Associates, L.P., as lessee, with respect to the Hotel Sierra® Richmond hotel.

“Guest Ledger” means all charges accrued to the open accounts of any guests or customers at the Hotels as of the Cut-Off Time for the use or occupancy of any guest, conference or banquet rooms or other facilities at the Hotels, any restaurant, bar or banquet services, or any other goods or services provided by or on behalf of Sellers at the Hotels.

“Hazardous Substances” means any substance or material whose presence, nature, quantity or intensity of existence, use, manufacture, disposal, transportation, spill, release or effect, either by itself or in combination with other materials, is: (1) potentially injurious to the public health, safety or welfare, the environment or any Property, (2) regulated, monitored or defined as a hazardous or toxic substance or waste by any Governmental Body, or (3) a basis for liability of the owner of any Property to any Governmental Body or third party.

“Holdback Escrow Amount” means the amount equal to three percent (3%) of the portion of the Purchase Price of the Assets that are purchased at each Closing and which will be deposited with the Escrow Agent upon each separate closing before any of the Purchase Price allocable to the Assets is disbursed.

“Hotels” means the hotels (together with their related amenities) listed in Appendix 1.1(A).

“Hotel Management Agreements” means the management agreements between LodgeWorks and the Sellers to manage the Hotels and the management agreements by which LodgeWorks manages the Third Party Owned Hotels.

“Improvements” has the meaning set forth in Appendix 1.1(A).

“Indemnification Claim” has the meaning set forth in Appendix 10.5(b).

“Indemnified Party” has the meaning set forth in Appendix 10.5(b).

“Indemnifying Party” has the meaning set forth in Appendix 10.5(b).

“Inspection Period” means a period commencing on the Agreement Date and continuing until the execution of this Amended and Restated Asset Purchase Agreement.

“Inspection Period End Date” means the date of execution of this Amended and Restated Asset Purchase Agreement.

“Intangible Personal Property” means all intangible personal property owned or possessed by any Selling Party and used in connection with the ownership, operation, leasing, occupancy or maintenance of the Hotels or Real Property (other than the Excluded Assets and the Existing License Agreements) including, without limitation, the Approvals, Sellers’ interest in any Leases or Assumed Contracts that Purchaser or its designees assume, Sellers’ interest in any construction, equipment, service or other types of guarantees and warranties, general intangibles, business records, plans, specifications and drawings, surveys, all other licenses which are transferable, permits and approvals with respect to the construction, ownership, operation, leasing, occupancy or maintenance of the Properties, any unpaid award for taking by condemnation or any damage to the Land by reason of a change of grade or location of or access to any street or highway, excluding the Excluded Assets which will be maintained and/or distributed to Sellers prior to the Closing Date, all records, substantive correspondence and other documents related to any right to occupy any of the Real Property (including any computer software or hardware representing any Selling Parties’ electronically maintained files concerning the foregoing), all security deposits under the Leases and any and all guaranties of the Leases, any warranty and guaranty rights, and rights under utility contracts or other agreements (including, without limitation, the Selling Parties’ rights under the Assumed Contracts, as defined below), all books and records, names under or by which the Hotels or Real Property have been operated, all goodwill in any way associated with the Hotels or Real Property, each as they relate to the ownership, use, operation or maintenance of the Hotels or Properties.

“Intellectual Property” means all right, title and interest in or relating to intellectual property, whether protected, created or arising under the laws of the United States or any other jurisdiction, including all tangible and intangible rights related thereto and arising therefrom, in connection with: (i) all patents and applications therefor, including all continuations, divisionals, and continuations-in-part thereof and patents issuing thereon, along with all reissues, reexaminations and extensions thereof; (ii) all trademarks, service marks, trade names, service names, brand names, trade dress rights, logos, corporate names, trade styles, logos and other source or business identifiers and general intangibles of a like nature, together with the goodwill associated with any of the foregoing, along with all applications, registrations, renewals and extensions thereof including those set forth on Schedule IV; (iii) all Internet domain names; (iv) all copyrights and all mask work, database and design rights, whether or not registered or published, all registrations and recordations thereof and all applications in connection therewith, along with all reversions, extensions and renewals thereof; (v) trade secrets; (vi) all other intellectual property and industrial property rights arising from or relating to all software, information, designs, formulae, algorithms, procedures, methods, techniques, ideas, know-how, research and development, technical data, programs, subroutines, tools, materials, specifications, processes, inventions (whether patentable or unpatentable and whether or not reduced to practice), apparatus, creations, improvements, works of authorship and other similar materials, and all recordings, graphs, drawings, reports, analyses, and other writings, and other tangible embodiments of the foregoing, in any form whether or not specifically listed herein, and all related technology, that are used in, incorporated in, embodied in, displayed by or relate to, or are used in connection with the foregoing; and (vii) all Material Contracts granting any right relating to or under the foregoing, excluding the Excluded Assets. Intellectual Property includes without limitation the intellectual property disclosed in Appendices 1.1A, 1.1B, 1.1C and Schedule 6.7.

“Inventory” or “Inventories” has the meaning set forth in Section 1.1(k).

“IT Systems” has the meaning set forth in subsection (g) of Appendix 1.1(A).

“Knowledge” means, with respect to any the Selling Parties, the actual knowledge of B. Anthony Isaac, Roy R. Baker, Don R. Marvin, John R. Morse, and John W. Cantele, including a duty of inquiry of each Hotel general manager; and, with respect to Purchaser, the actual knowledge of Steve Haggerty and Brian Karaba.

“Land” has the meaning set forth in Appendix 1.1(A).

“Land Lease” means any lease of real property or other occupancy agreement relating to any Property pursuant to which any Seller is the lessee including the Ground Leases and the Garage Leases.

“Laws” has the meaning set forth in Section 7.1(i).

“Leasehold Properties” means the Hotel and the leasehold interests in the Real Property associated with Avia® Long Beach, CA and Hotel Sierra® Richmond, VA.

“Leases” means any lease or occupancy agreement associated with the Assets in which a Selling Party is a party as a lessor or lessee, including the Ground Leases, the Tenant Leases, the Equipment Leases, the Van Leases and the Garage Leases.

“Loaned Employee Agreement” means the Agreement between LodgeWorks as Employer and Hyatt for the temporary use of Hyatt and LodgeWorks employees.

“LodgeWorks’ Disclosure Schedules” has the meaning set forth in Appendix 5.

“LodgeWorks Lease” means that certain office lease between Purchaser, as tenant, and SA, L.P., an affiliate of LodgeWorks, as landlord, for the lease of a portion of the LodgeWorks Property.

“LodgeWorks Property” means the certain real property in Wichita, Kansas on which LodgeWorks headquarters building is located, commonly known as Building 500, 8100 E. 22nd Street North, Wichita, Kansas.

“Loss; Losses” has the meaning set forth in Appendix 10.2.

“Material Adverse Effect” means any state of facts, change, event, effect, or occurrence that is likely to be materially adverse to the financial condition, results of operations, Properties or Assets of the Selling Parties when evaluated on a Property by Property basis (with respect to LodgeWorks or Franchisor, when evaluated on the basis of its respective assets taken as a whole), excluding any change in general economic, business or political conditions affecting the United States lodging industry as a whole.

“Material Contract” means any contract, sub-contract, agreement, lease, license, commitment, or any other instrument, arrangement, or understanding of any kind, whether written or oral, and whether express or implied that has an annual value in excess of $20,000 or does not expire in one year or less, and all Hotel Management Agreements, and Existing License Agreements.

“Non-Competition Agreement” means that certain non-competition agreement to be entered into between Purchaser and LodgeWorks on the Primary Closing Date in the form set forth on Exhibit M.

“Non-Solicitation Agreements” means that certain non-solicitation agreement to be entered into between Purchaser and Dr. Rolf E. Ruhfus on the Primary Closing Date in the form set forth on Exhibit E.

“Operating Agreements” has the meaning set forth in Appendix 1.1(A).

“Owners Association Estoppel Certificates” has the meaning set forth in Section 7.1(g)(ii).

“Permitted Title Exceptions” means: (a) the rights of tenants under Tenant Leases as tenants only with no rights of first refusal or option to purchase; (b) the lien of all ad valorem real estate taxes and assessments not yet due and payable as of the date of Closing, subject to adjustment as herein provided; (c) local, state and federal laws, ordinances or governmental regulations, including but not limited to, building and zoning laws, ordinances and regulations, now or hereafter in effect relating to the Property; (d) items shown on the Title Policies; and (e) general and specific plans and planned development permits, and, in any case, not objected to by Purchaser or waived or deemed waived by Purchaser in accordance with Section 2.1(c) and those exceptions to title to the Real Property that are satisfactory to Purchaser as determined pursuant to Section 2.1(c).

“Person” means any individual, corporation, partnership, joint venture, limited liability company, trust, unincorporated organization or Governmental Body.

“Plans and Specifications” means the plans and specifications with respect to a Property, approved by Purchaser.

“Primary Closing” has the meaning set forth in Section 8.1.

“Primary Closing Date” has the meaning set forth in Section 8.1.

“Property” or “Properties” means with respect to each Hotel, the Hotel and the Real Property associated with such Hotel.

“Property Taxes” has the meaning set forth in Appendix 8.1(b)(i).

“Purchase Price” is as set forth on Exhibit C.

“Purchased Accounts Receivable” has the meaning set forth in Appendix 1.1(A).

“Purchaser Indemnified Parties” has the meaning set forth in Appendix 10.2.

“Purchaser Liability Cap” means an amount not to exceed $5,000,000 in the aggregate for any claims for indemnification made by a Selling Party on or before the date that is twelve (12) months after the final Closing Date, which amount shall be reduced to $3,000,000 in the aggregate for any claims for indemnification made by a Selling Party prior to the date that is eighteen (18) months after the final Closing Date, excluding claims arising under Section 2.1 and Section 11.3(b)(ii).

“Real Property” means the Land and the Improvements.

“Rehired Employees” has the meaning set forth in Section 7.3(b)(i).

“Representation and Warranty Certificate” means a certificate of the certifying party stating that all of the representations and warranties made in this Agreement by such party are true and complete in all material respects as of the date hereof and as of the Closing Date as if then made, and the certifying party has performed all of its covenants and other obligations under this Agreement in all material respects.

“Reservation Deposits” has the meaning set forth in Appendix 1.1(A).

“Reservations” has the meaning set forth in Appendix 1.1(A).

“Retail Merchandise” has the meaning set forth in Appendix 1.1(A)(i).

“Retained Hotel Owners” means the site partnerships that own the Hotel Sierra Bellevue, WA hotel, the Hotel Sierra Redmond, WA hotel, the Hotel Sierra King of Prussia, PA hotel, and the Hotel Sierra Merrifield, VA hotel.

“Retained Hotels” means the Hotel Sierra® Bellevue, WA hotel, the Hotel Sierra® Redmond, WA hotel, the Hotel Sierra® King of Prussia, PA hotel, and the Hotel Sierra® Merrifield, VA hotel.

“Seller Employee Plans” means all plans and programs maintained by or on behalf of Employer for the health, welfare or benefit of any Employees and/or their respective spouses, dependents or other qualified beneficiaries, including, without limitation, the Seller 401(k) Plan.

“Selling Parties’ Conditions” has the meaning set forth in Section 7.2.

“Sellers’ Disclosure Schedules” has the meaning set forth in Appendix 4.

“Sellers’ Representative” means LodgeWorks, L.P.

“Supplies” has the meaning set forth in Appendix 1.1(A).

“Surveys” has the meanings set forth in Section 2.1(b).

“Survival Period” has the meaning set forth in Appendix 10.1.

“Tangible Personal Property” means all tangible items of personal property, other than the Excluded Assets, used in or requisite to the use, ownership, operation or maintenance of the Real Property or Hotels including, but not limited to all FF&E situated on, attached to, or used in the operation of the Hotels, the Supplies, F&B and Retail Merchandise.

“Tenant Leases” has the meaning set forth in Appendix 1.1(A).

“Third Party Owned Hotels” means the Sandy, UT Hyatt Summerfield Suites hotel owned by Sandy HSS Group, L.C.

“Title Company” means First American Title Insurance Company having an office at 30 North LaSalle Street, Suite 2700, Chicago, Illinois 60602.

“Title Policy” means one or more policies of title insurance with appropriate and customary endorsements issued to Purchaser or its designees by the Title Company, dated as of the Closing Date, pursuant to which the Title Company insures Purchaser’s or its designees’ ownership of fee simple or leasehold title, as the case may be, to the Real Property forming the Properties (including the marketability thereof) subject only to Permitted Title Exceptions. The aggregate amount of the Title Policies will equal the Purchase Price, and each Title Policy will be acceptable in all respects in form and substance to Purchaser.

“Trade Payables” has the meaning set forth in Appendix 8.1(b)(viii).

“Updated Surveys” has the meaning set forth in Section 2.1(b).

“Utilities” means public sanitary and storm sewers, natural gas, telephone, public water facilities, electrical facilities and all other utility facilities and services necessary for the operation and occupancy of the Properties as a hotel.

“Van Leases” means the van leases described in Schedule 4.16 in which certain Sellers lease the vehicles described therein.

“Warranties” has the meaning set forth in Appendix 1.1(A).

APPENDIX 1.1(A)

SELLERS’ ASSETS

The Sellers agree to sell and convey and Purchaser agrees to purchase the following assets owned by Sellers:

(a)	Hotels. The following hotels, as listed below (together with their related amenities) (the “Hotels”):

Avia® Long Beach, CA

Avia® Napa, CA

Avia® Savannah, GA

Avia® The Woodlands, TX

Hyatt Place Madison, WI

Hyatt Summerfield Suites (“HSS”) Burlington, MA

HSS Plymouth Meeting, PA

Hotel Sierra® Branchburg, NJ

Hotel Sierra® Charlotte City Center, NC

Hotel Sierra® Dulles / Sterling, VA

Hotel Sierra® Fishkill, NY

Hotel Sierra® Green Bay, WI

Hotel Sierra® Morrisville, NC

Hotel Sierra® Parsippany, NJ

Hotel Sierra® Rancho Cordova, CA

Hotel Sierra® Richmond, VA

Hotel Sierra® San Jose, CA

Hotel Sierra® San Ramon, CA

Hotel Sierra® Santa Clara, CA

Hotel Sierra® Shelton, CT

(b)

Land. The parcels of real estate on which the Hotels are located (except for the Land on which Avia® Long Beach and Hotel Sierra® Richmond are located), more particularly described on Exhibit F, which will be provided by the Title Company, together with all easements, rights, privileges, remainders, reversions and appurtenances thereunto belonging or in any way appertaining, and all of the estate, right, title, interest, claim or demand whatsoever of any Seller therein, in the streets and ways adjacent thereto and in the beds thereof, either at law or in equity, in possession or expectancy, now or hereafter acquired (the “Land”);

(c)	Leasehold. The leasehold interest and Ground Leases associated with Avia® Long Beach and Hotel Sierra® Richmond;

(d)	Improvements. All buildings, improvements, fixtures and other items of real estate located on the Land, including, without limitation, all apparatus, installed equipment and appliances used in connection with the ownership, use, operation or maintenance of the Land (the “Improvements”);

(e)	FF&E. All FF&E, other than the Supplies, IT Systems, F&B, Retail Merchandise, Books and Records and Plans and Specifications;

(f)	Supplies. All china, glassware and silverware, linens, uniforms, engineering, maintenance, cleaning and housekeeping supplies, matches and ashtrays, soap and other toiletries, stationery, menus, directories and other printed materials, and all other similar supplies and materials, which are located at the Hotels or ordered for future use at the Hotels as of the Closing (the “Supplies”), subject to depletions, replacement and additions in the ordinary course of operating the Hotels (provided that Sellers will maintain its normal replenishment and replacement expenditures for such inventories until the Closing);

(g)	IT Systems. All equipment, supplies, transferable licenses and embedded software required to operate the Franchisor’s reservation system, the property management system, point-of-sales system, telephone system, wireless or cabled Internet service system, accounting and statistical back office system, fire-life safety system, surveillance system, time clock system and other systems used in the marketing or operations of the Hotels, all of which include requisite cabling, user manuals, warranty certificates, software and any written and any electronic books and records produced by the IT systems, excluding any Seller’s interest in any Material Contracts applicable to a particular system that is not assumable (the “IT Systems”);

(h)	Food and Beverage. All food and beverages (alcoholic, when permitted to be owned by the Sellers, and non-alcoholic) which are located at the Hotels (whether opened or unopened), or ordered for future use at the Hotels as of the Closing, including, without limitation, all food and beverages located in the guest rooms, but expressly excluding any alcoholic beverages to the extent the sale or transfer of the same is not permitted under applicable Law (the “F&B”);

(i)	Retail Merchandise. All merchandise located at the Hotels and held for sale to guests and customers of the Hotels, or ordered for future sale at the Hotels as of the Closing, including, without limitation, the inventory held for sale in any gift shop, pro shop or newsstand operated by Seller or any affiliate of Seller at the Hotels, but expressly excluding the F&B (the “Retail Merchandise”);

(j)	Tangible Personal Property. All of Seller’s right, title and interest in and to all other Tangible Personal Property, other than the Excluded Assets;

(k)	Tenant Leases. All leases, subleases, licenses, concessions and similar agreements, together with all amendments thereof and supplements thereto, granting to any other person the right to use or occupy any portion of the Real Property, other than the Reservations, together with all security deposits held by the Seller thereunder, to the extent the same and such security deposits are transferable or the parties obtain any consent necessary to effectuate such a transfer (the “Tenant Leases”);

(l)	Equipment Leases. All leases and purchase money security agreements, together with all amendments thereof and supplements thereto, for any equipment, machinery, vehicles, furniture or other personal property located at the Hotels which are held by Seller or by an affiliate of Seller and used primarily in the Business (including, without limitation, the Van Leases), together with all deposits made by Seller thereunder, to the extent the same and such deposits are transferable or the parties obtain any consent necessary to effectuate such a transfer (the “Equipment Leases”);

(m)	Operating Agreements. All maintenance, service and supply contracts, booking and reservation agreements, credit card service agreements, and all other similar agreements, together with all amendments thereof and supplements thereto, for goods or services which are held by Seller or by an affiliate of Seller in connection with the Business, other than the Tenant Leases, Equipment Leases, and Approvals, together with all deposits made or held by the Seller thereunder, to the extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Operating Agreements”);

(n)	Approvals. All transferable licenses, permits, consents, authorizations, approvals, registrations and certificates issued by any Governmental Body which are held by Seller or by an affiliate of Seller with respect to the Real Property or Hotels, including, without limitation, the construction, use or occupancy of the Hotels or the Business, together with any deposits made by Seller thereunder, to the maximum extent the same and such deposits are transferable or the Parties obtain any consent necessary to effectuate such a transfer (the “Approvals”);

(o)	Books and Records. All books and records located at the Hotels which relate to the Hotels or the Business, which will include copies of any financial statements for each Hotel, exclusive of (i) Sellers’ income tax and accounting records, and (ii) any other materials that Sellers are not entitled to transfer or deliver to Purchaser under any contract (the “Books and Records”);

(p)	Plans and Specifications. All plans and specifications, blue prints, architectural plans, engineering diagrams and similar items located at the Hotels or in the possession of a Selling Party which relate to the Hotels (the “Plans and Specifications”);

(q)	Warranties. All warranties and guaranties held by Seller with respect to any Improvements or Personal Property (the “Warranties”);

(r)	Bookings. All of the advance reservations and bookings for guest, conference and banquet rooms or other facilities at the Hotels, as the same may be amended, canceled and renewed (the “Reservations”) and advance deposits made in respect thereof (the “Reservation Deposits”);

(s)	Certain Accounts Receivable. All Accounts Receivable included in the Guest Ledger as set forth in Section 8.1(c)(i) (collectively, the “Purchased Accounts Receivable”); and

(t)	Condemnation/Casualty Proceeds. All awards, compensation or proceeds payable in respect of a condemnation or casualty to the extent assigned to Purchaser pursuant to Section 9.1;

(u)	Assumed Contracts. Sellers’ right, title, and interest in any Assumed Contract;

(v)	Management Agreements and Existing License Agreements. Sellers’ right, title, and interest in any Hotel Management Agreements and Existing License Agreements set forth on Exhibit H; and

(w)	Intangible Personal Property. Sellers’ right, title and interest in and to any other Intangible Personal Property.

(x)

Intellectual Property. All intellectual property pertaining to the Avia and Hotel Sierra® businesses including without limitation the Intellectual Property listed on Schedule 6.7 and all other Intellectual Property used at or related to the Hotels, to the extent the Sellers have rights therein.

APPENDIX 1.1(B)

LODGEWORKS’ ASSETS

LodgeWorks agrees to sell and convey and Purchaser agrees to purchase the following Assets owned by LodgeWorks:

(a)	All LodgeWorks-owned Tangible Personal Property located in the United States, including the Tangible Personal Property located in the LodgeWorks Property;

(b)	LodgeWorks’ right, title, and interest in any Hotel Management Agreements and Existing License Agreements for the Hotels set forth on Exhibit H;

(c)	LodgeWorks’ right, title and interest in the Hotel Management Agreements and license agreements for the Third Party Owned Hotels, and any other Assumed Contract as set forth on Exhibit H;

(d)	To the extent that any Development Pipeline Project is pursued by Purchaser, LodgeWorks’ right, title, and interest in such Development Pipeline Project, all as set forth on Exhibit D;

(e)	To the extent in the possession or control of LodgeWorks, any Books and Records;

(f)	To the extent in the possession or control of LodgeWorks, the Reservations and Reservation Deposits;

(g)	To the extent in the possession or control of LodgeWorks or its affiliates, all Warranties, including, without limitation, all Warranties related to the Delayed Closing Hotel, and any other Hotel; and

(h)	All of LodgeWorks’ right, title and interest in and to all Intangible Personal Property.

(i)	The Intellectual Property, contracts, fees, and any supporting documents and files for the Development Pipeline projects listed on Exhibit D and all of LodgeWorks’ right, title, and interest, if any, in the Development Pipeline.

(j)

All Intellectual Property pertaining to the Avia®, Hotel Sierra® and Sierra Suites® businesses including without limitation the marks Avia®, Hotel Sierra® and Sierra Suites® and variations thereof and the Intellectual Property listed on Schedule 6.7.

(k)	All LodgeWorks’ Intellectual Property used at or related to the Hotels (including without limitation trade names of the Hotels).

APPENDIX 1.1(C)

FRANCHISOR’S ASSETS

Franchisor agrees to sell and convey and Purchaser agrees to purchase the following Assets owned by Franchisor:

(a)

All Intellectual Property including without limitation (i) all Intellectual Property pertaining to the Avia®, Hotel Sierra® and Sierra Suites® businesses including without limitation the marks Avia®, Hotel Sierra® and Sierra Suites® and variations thereof and (ii) the Intellectual Property listed on Schedule 6.7.

(b)	All Franchisor’s Intellectual Property used at or related to the Hotels (including without limitation tradenames of the Hotels);

(c)	Franchisor’s right, title, and interest in any Existing License Agreements and any other Assumed Contract set forth on Exhibit H.

(d)	Franchisor’s rights in the Assumed Contracts.

APPENDIX 3

PURCHASER’S REPRESENTATIONS, WARRANTIES AND COVENANTS

3.1	Identity and Power.

(a)	Purchaser has all requisite power and all governmental licenses, authorizations, consents and approvals necessary to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of Purchaser hereunder, to perform its obligations under this Agreement and any such other documents or instruments, and to consummate the transactions contemplated hereby.

(b)	Purchaser is a corporation duly organized and validly existing under the laws of the State of Delaware, and has all requisite power and authority under the laws of Delaware and under its charter documents to enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Purchaser is in good standing as a corporation in the State of Delaware.

3.2	Authorization, No Violations and Notices.

(a)	The execution, delivery and performance of this Agreement by Purchaser, and the consummation of the transactions contemplated hereby, have been duly authorized, adopted and approved by Purchaser as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Purchaser and is a valid and binding obligation enforceable against Purchaser in accordance with its terms.

(b)	Neither the execution, delivery, or performance by Purchaser of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Purchaser with any of the provisions hereof, will:

(i)	result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon Purchaser or any assets of Purchaser, under any of the terms, conditions, or provisions of, the organizational documents of Purchaser, or the licenses, leases, agreements, or other instruments, or obligations to which Purchaser is a party, or by which Purchaser may be bound, or to which Purchaser may be subject; or

(ii)	to Purchaser’s knowledge, violate any judgment, ruling, order, writ, injunction, decree, statute, rule, or regulation applicable to Purchaser.

3.3	Noncontravention. The execution and delivery of this Agreement and the performance by Purchaser of its obligations hereunder do not and will not contravene, or constitute a default under, any provisions of applicable law or regulation, or any agreement, judgment, injunction, order, decree or other instrument binding upon Purchaser.

3.4	No Brokers. Purchaser has not engaged the services of any real estate agent, broker, finder or any other Person or entity for any brokerage or finder’s fee, commission or other amount with respect to the transaction described herein.

3.5	No Violation of Anti-Terrorism Laws. None of Purchaser’s property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Purchaser nor, to Purchaser’s Knowledge, any person holding any direct or indirect interest in Purchaser is in violation of any Anti-Terrorism Laws.

APPENDIX 4

SELLERS’ REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Purchaser to enter into this Agreement and to purchase the Properties, subject to the matters disclosed in Schedule 4.1 through Schedule 4.27 (collectively, the “Sellers’ Disclosure Schedules”), each Seller hereby makes the representations, warranties and covenants set forth in this Appendix 4, solely with respect to the Assets owned by it, each of which are true and complete, and will be true and complete as of the Inspection Period End Date and each Closing, and upon each of which the Sellers acknowledge and agree that Purchaser is entitled to rely and has relied upon. The Sellers’ Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Sellers’ Disclosure Schedules relates; provided, however, that any information set forth in one section of the Sellers’ Disclosure Schedules will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent on the face of such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement, and (b) the inclusion of an item in the Sellers’ Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance. Prior to the Inspection Period End Date, upon notice to Purchaser, the Sellers may update the Sellers’ Disclosure Schedules at any time subject to the provisions of Section 2.1(d). After the Inspection Period End Date, upon notice to Purchaser, Sellers’ may update the Sellers’ Disclosure Schedules but only so long as the item disclosed was first discovered after the Inspection Period End Date. To the extent that prior to Closing Purchaser has Knowledge that any of the representations or warranties contained in this Appendix 4 have been breached and Purchaser elects to proceed with Closing, Purchaser will be deemed to have waived such breach.

4.1	Identity and Power.

(a)	Each Seller has all requisite powers and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of it hereunder, to perform its obligations under this Agreement and any such other documents or instruments, and to consummate the transactions contemplated hereby; and

(b)	Each Seller is duly organized and validly existing under the laws of Kansas, and has all requisite power and authority under the laws of Kansas and under its charter documents to conduct its business and enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. Each Seller has duly qualified and is in good standing in the state in which any Property owned by it is located.

4.2	Authorization; No Violations and Notices.

(a)	The execution, delivery and performance of this Agreement by Sellers, and the consummation of the transactions contemplated hereby, have been duly authorized, adopted and approved by Sellers, as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Sellers and is a valid and binding obligation enforceable against Sellers in accordance with its terms. There are no actions or proceedings pending or threatened to liquidate, reorganize, place in bankruptcy or dissolve any Seller, and no Seller is contemplating such action.

(b)	Neither the execution, delivery, or performance by any Seller of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by such Seller with any of the provisions hereof, will:

(i)	violate, conflict with, result in a breach of any provision of, constitute a default (or an event, which, with the passage of time, the giving of notice, or both, would constitute a default except such mortgages or security documents with respect to a financing transaction that will be paid off at Closing) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the Properties or assets of any Seller, under any of the terms, conditions, or provisions of its organizational documents, as applicable, licenses, leases, agreements, or other instruments, or obligation to which Seller is a party, or by which Seller may be bound, or to which any Seller, any Property or any other Assets may be subject;

(ii)	to Seller’s Knowledge, violate any judgment, ruling, order, writ, injunction or decree applicable to any Seller, or the Properties, or any of Sellers’ other assets; or

(iii)	to Sellers’ Knowledge, violate any statute, rule, or regulation applicable to any Seller, or the Properties or any of Sellers’ other assets.

(c)	Each Seller has conducted no business other than the ownership and operation of its respective Hotel.

4.3	Litigation With Respect to Sellers. There is no action, suit, claim or proceeding pending or, to Sellers’ Knowledge, threatened against or affecting any Seller relating to the Assets or any part of or interest in any Property before any Governmental Body which could create a Material Adverse Effect.

4.4

Property. As of the date of this Agreement, Sellers have no Knowledge of any title defects to the Properties (i) not reflected in their existing title insurance policies, (ii) not of public record, or (iii) any zoning or other land use restrictions affecting the Real Property; in each case, that could have a Material Adverse Effect. The applicable Seller has no Knowledge of any title defects to its respective Property that pre-date the existing title insurance policies and were not listed on the existing title insurance policies. On the Closing Date, the Properties will be free and clear of all liens and encumbrances, except for the Permitted Title Exceptions. Sellers have marketable title to the Properties and the right to convey the same. Sellers are the fee simple owners of the Real Property (except the Leasehold Properties) and are the leasehold owners of the Leasehold Properties. To Sellers’ Knowledge and except as set forth on Schedule 4.4, the Properties are in good order and condition, and Sellers have no Knowledge of any structural or mechanical problems or conditions affecting the Hotels that would cost more than $250,000 to repair.

4.5	Compliance with Existing Laws. Sellers have no Knowledge of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Assets or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof, that would cost more than $250,000 to repair.

4.6	Organizational Documents. To Sellers’ Knowledge, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of the Sellers’ organizational documents.

4.7	Contracts. The Material Contracts listed on Schedule 4.7 are all of the Material Contracts currently in effect and have been made available to the Purchaser. The Sellers’ Material Contracts and the Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to the Sellers, and, to the Knowledge of the Sellers, each other party thereto, subject in each case to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There is no existing default or breach of the Sellers under any Material Contract (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) and to the Knowledge of the Sellers, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any other party to any Material Contract. Except as set forth on Schedule 4.7 the Sellers are not participating in any discussions or negotiations regarding any material modification of or amendment to any Material Contract or entry in any new Material Contract applicable to the Assets.

4.8	Warranties and Guaranties. Sellers will not release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed.

4.9	Insurance. All of Sellers’ insurance policies are valid and in full force and effect, and Sellers will pay all future premiums for such policies up to the Closing Date (and any replacements thereof) on or before the due date therefor.

4.10	Employees. None of the Sellers have any employees.

4.11	Benefit Plans. The Sellers do not have and have never had any Benefit Plans.

4.12	Condemnation Proceedings; Roadways. Sellers have not received written notice of, and have no Knowledge of, any condemnation or eminent domain proceeding pending or threatened against any Property or any part thereof. Sellers have no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

4.13	Financial Information. Sellers have provided to Purchaser financial information regarding the Properties and the business operations of the Hotels, including profit and loss statements, occupancy reports and net income statements for years 2009 through 2010 and the period January 1, 2011 through April 30, 2011 (the “Financial Statements”). All of the foregoing information has been prepared in conformity with generally accepted accounting principles, and present fairly the results of operations by Sellers of the Hotels, subject, in the case of unaudited financial statements, to normal year-end audit adjustments, accruals and footnotes.

4.14	Hazardous Substances. Except for matters disclosed in written environmental reports and statements previously delivered by Sellers to Purchaser, and except for supplies used in the ordinary course of the operations of the Hotels and in accordance with all applicable Laws, Sellers have no Knowledge of (a) the presence of any Hazardous Substances on or at any Property, or any portion thereof; (b) any spills, releases, discharges, or disposal of Hazardous Substances that have occurred or are presently occurring on or onto any Property, or any portion thereof; (c) the presence of any PCB transformers serving, or stored on, any Property, or any portion thereof; (d) any failure to comply with any applicable local, state and federal environmental laws, regulations, ordinances and administrative and judicial orders relating to the generation, recycling, reuse, sale, storage, handling, transport and disposal of any Hazardous Substances; (e) no Seller or, to any Seller’s knowledge, any third party has installed or removed any storage tank on, from, or in connection with the Properties except for removals in compliance with applicable Laws; and (f) there are no storage tanks (whether existing or abandoned) located on, under or about any of the Properties. To Sellers’ Knowledge, there are no violations of any Environmental Laws or regulations respecting the Properties or the Hotels.

4.15	Existing License Agreements. The Existing License Agreements are valid and in full force and effect as of the date hereof and will remain so until the Closing. Until the Closing, Sellers will not be in default thereunder (with or without the giving of any required notice and/or lapse of time).

4.16

Leases. The Leases listed on Schedule 4.16 are all of the Leases currently in effect. True and complete copies of the Leases have previously been delivered to Purchaser. The Leases are, and will at Closing be, in full force and effect, and, to Sellers’ Knowledge, there is no default under such Leases except as security for indebtedness. Such Leases are, or will be at Closing, freely assignable by Sellers, and Sellers will have obtained all consents of any third party necessary to assign such Leases to Purchaser. Sellers have not assigned any of their respective interests in the Leases except as security for indebtedness. Except as set forth in the Tenant Leases, there are now no, and at Closing there will be no, free rent credits, operating expense abatements, rebates, allowances or termination rights under the Tenant Leases, and no tenant has delivered a notice to Seller indicating an intent to terminate a Tenant Lease before the end of the term. Seller has completed all tenant improvements required under the terms of the Tenant Leases, except as described on Schedule 4.16. Sellers have delivered to Buyer all outstanding proposals, term sheets, letters of intent or other commitments relating to the leasing and occupancy of the Properties as of the date hereof, and Seller has not negotiated regarding the leasing of the Properties within the period of 60 days prior to the Agreement Date with any prospective tenants except as described on Schedule 4.16. Seller is not aware of any bankruptcy, insolvency or similar proceeding affecting any other parties to the Leases.

4.17	Sufficiency of Certain Items. Each Property includes:

(a)	a sufficient amount of furniture, furnishings, color television sets, carpets, drapes, rugs, floor coverings, mattresses, pillows, bedspreads and the like, of requisite quality and condition, to furnish each guest room in accordance with standards applicable to each Hotel brand on the Agreement Date; and

(b)	a sufficient amount of towels, wash cloths and bed linens together with a sufficient supply of paper goods, soaps, cleaning supplies and other such supplies and materials, as are reasonably adequate for the current operation of the Hotels and as are required by each Hotel’s brand standards.

4.18	Taxes. To Sellers’ Knowledge, each Seller has complied in all material respects with all applicable laws relating to the payment of taxes.

4.19	Brokerage Commission. The Sellers have not engaged or employed any real estate agent, broker, finder, or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees, finders’ fees, commission or other amount in connection with the transactions contemplated in this Agreement.

4.20	Due Diligence Documents. Sellers have delivered to Buyer true and complete copies of the Due Diligence Documents.

4.21	Hotel Management and Existing License Agreements. There are no Hotel Management Agreements, with respect to the Hotels, or Existing License Agreements that will not be assigned to Purchaser. There is no default under any Hotel Management Agreements or Existing License Agreements. The Hotel Management Agreements and Existing License Agreements set forth on Schedule 4.21 are, and will at Closing be, in full force and effect. Such agreements are, or will be at Closing, freely assignable by the Selling Parties, and the Selling Parties will have obtained all consents of any third party necessary to assign such agreements to Purchaser. Sellers have not assigned any of their respective interests in the Hotel Management Agreements or Existing License Agreements set forth in Schedule 4.21 other than for security purposes.

4.22	Personal Property. The Sellers have good and valid title to all Tangible and Intangible Personal Property that will be conveyed at Closing, which will be free and clear of all liens and encumbrances as of the Closing. From the Agreement Date until the applicable Closing, no Sellers will sell any Tangible Personal Property other than in the ordinary course of the Business or any Intangible Personal Property.

4.23	Special Assessments. Except as disclosed on the Title Reports, the Sellers have received no written notice that any of the Real Property (or any portion thereof) is subject to, or affected by, an actual, pending or proposed special assessment, levy or imposition of any kind or nature for any public improvements.

4.24	Foreign Person. Each Seller is a “United States person” (as defined in Section 7701(a)(30)(B) or (C) of the Code) for the purposes of the provisions of Section 1445(a) of the Code.

4.25	No Violation of Anti-Terrorism Laws. None of Sellers’ property or interests is subject to being “blocked” under any Anti-Terrorism Laws, and neither Seller nor, to Seller’s Knowledge, any Person holding any direct or indirect interest in Seller is in violation of any Anti-Terrorism Laws.

APPENDIX 5

LODGEWORKS’ REPRESENTATIONS AND WARRANTIES

To induce Purchaser to enter into this Agreement and to purchase the Properties, subject to the matters disclosed in Schedule 5.1 through Schedule 5.13 and Schedule 6.7 (collectively, the “LodgeWorks’ Disclosure Schedules”), LodgeWorks hereby makes the representations, warranties and covenants set forth in this Appendix 5, each of which are true and complete, and will be true and complete as of the Inspection Period End Date and each Closing, and upon each of which LodgeWorks acknowledges and agrees that Purchaser is entitled to rely and has relied upon. The LodgeWorks’ Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the LodgeWorks’ Disclosure Schedules relates; provided, however, that any information set forth in one section of the LodgeWorks’ Disclosure Schedules will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent on the face of such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement and (b) the inclusion of an item in the LodgeWorks’ Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance. Prior to the Inspection Period End Date, upon notice to Purchaser, LodgeWorks may update the LodgeWorks’ Disclosure Schedules at any time subject to the provisions of Section 2.1(d). After the Inspection Period End Date, upon notice to Purchaser, LodgeWorks may update the LodgeWorks’ Disclosure Schedules but only so long as the item disclosed was first discovered after the Inspection Period End Date. To the extent that prior to Closing Purchaser has Knowledge that any of the representations or warranties contained in this Appendix 5 have been breached and Purchaser elects to proceed with Closing, Purchaser will be deemed to have waived such breach.

5.1	Identity and Power.

(a)	LodgeWorks has all requisite power and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of it hereunder, to perform its obligations under this Agreement and any such other documents or instruments, and to consummate the transactions contemplated hereby; and

(b)	LodgeWorks is duly organized and validly existing under the laws of Kansas, and has all requisite power and authority under the laws of Kansas and under its charter documents to conduct its business and enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby. LodgeWorks has duly qualified and is in good standing in the state in which any Property managed by it is located.

5.2	Authorization; No Violations and Notices.

(a)	The execution, delivery and performance of this Agreement by LodgeWorks, and the consummation of the transactions contemplated hereby, have been duly authorized, adopted and approved by LodgeWorks, as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by LodgeWorks and is a valid and binding obligation enforceable against LodgeWorks in accordance with its terms. There are no actions or proceedings pending or threatened to liquidate, reorganize, place in bankruptcy or dissolve LodgeWorks, and LodgeWorks is contemplating no such action.

(b)	Neither the execution, delivery, or performance by LodgeWorks of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by LodgeWorks with any of the provisions hereof, will:

(i)	violate, conflict with, result in a breach of any provision of, constitute a default (or an event, which, with the passage of time, the giving of notice, or both, would constitute a default, except such mortgages or security documents with respect to a financing transaction that will be paid off at Closing) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the assets of LodgeWorks, under any of the terms, conditions, or provisions of its organizational documents, as applicable, licenses, leases, agreements, or other instruments, or obligation to which LodgeWorks is a party, or by which LodgeWorks may be bound, or to which LodgeWorks may be subject;

(ii)	to LodgeWorks’ Knowledge, violate any judgment, ruling, order, writ, injunction or decree applicable to LodgeWorks or LodgeWorks’ other assets; or

(iii)	to LodgeWorks’ Knowledge, violate any statute, rule, or regulation applicable to LodgeWorks or LodgeWorks’ other assets.

5.3	Litigation With Respect to LodgeWorks. There is no action, suit, claim or proceeding pending or, to LodgeWorks’ Knowledge, threatened against or affecting LodgeWorks relating to the Assets, or any part of or interest in any Property before any Governmental Body which could create a Material Adverse Effect.

5.4

Property. As of the date of this Agreement, LodgeWorks has no Knowledge of any material title defects to the Properties not reflected in their existing title insurance policies or any zoning or other land use restrictions affecting the Real Property that could have a Material Adverse Effect. LodgeWorks has no Knowledge of any title defects to the LodgeWorks’ Property that pre-date the existing title insurance policies and were not listed on the existing title insurance policies. To LodgeWorks’ Knowledge, and except as set forth on Schedule 5.4, the Properties are in good order and condition, and neither Sellers nor LodgeWorks have Knowledge of any structural or mechanical problems or conditions affecting the Hotels that would have a Material Adverse Effect.

5.5	Compliance with Existing Laws. LodgeWorks has no Knowledge of any existing violation of any provision of any applicable building, zoning, subdivision, environmental or other governmental ordinance, resolution, statute, rule, order or regulation including but not limited to those of environmental agencies or insurance boards of underwriters, with respect to the ownership, operation, use, maintenance or condition of the Properties or any part thereof, or requiring any repairs or alterations other than those that have been made prior to the date hereof.

5.6	Organizational Documents. To LodgeWorks’ Knowledge, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under LodgeWorks’ organizational documents.

5.7	Material Contracts. True and complete copies of all Material Contracts of LodgeWorks have been made available to the Purchaser. LodgeWorks’ Material Contracts and the Assumed Contracts are legal, valid, binding and enforceable in accordance with their respective terms with respect to LodgeWorks, and, to the Knowledge of LodgeWorks, each other party thereto, subject in each case to applicable bankruptcy, insolvency and other similar laws affecting the enforceability of creditors’ rights generally, general equitable principles and the discretion of courts in granting equitable remedies. There is no existing default or breach of LodgeWorks under any Material Contract (or event or condition that, with notice or lapse of time or both could constitute a default or breach) and to the Knowledge of LodgeWorks, there is no such default (or event or condition that, with notice or lapse of time or both, could constitute a default or breach) with respect to any third party to any Material Contract. Except as set forth on Schedule 5.7, LodgeWorks is not participating in any discussions or negotiations regarding any material modification of or amendment to any Material Contract or entry in any new Material Contract applicable to the Assets.

5.8	Warranties and Guaranties. LodgeWorks will not release or modify any warranties or guarantees, if any, of manufacturers, suppliers and installers relating to the Improvements and the Tangible Personal Property or any part thereof, except with the prior written consent of Purchaser, which consent will not be unreasonably withheld or delayed.

5.9	Insurance. All of LodgeWorks’ Insurance Policies are valid and in full force and effect, and LodgeWorks will pay all future premiums for such policies up to the Closing Date (and any replacements thereof) on or before the due date therefor.

5.10	Benefit Plans.

(a)	Schedule 5.10 contains a true and complete list of each of LodgeWorks’ Benefit Plans. LodgeWorks does not intend to nor has it committed to establish or enter into any new Benefit Plan, or to modify any Benefit Plan (except to conform any such Benefit Plan to the requirements of any applicable laws) prior to the Primary Closing.

(b)	With respect to each Benefit Plan identified on Schedule 5.10, LodgeWorks has delivered or made available to the Purchaser true and complete copies of the plan documents and any amendments thereto (or, in the event the plan is not written, a written description thereof), any related trust or other funding vehicle, any reports or summaries required under ERISA or the Internal Revenue Code.

(c)	No Benefit Plan is or was subject to Title IV of ERISA or Section 412 of the Code, and no Benefit Plan or ERISA Affiliate Plan is or was a “multiemployer pension plan” (as defined in Section 3(37) of ERISA) or subject to Section 302 of ERISA.

(d)	No Benefit Plan or ERISA Affiliate Plan is or was a “multiple employer welfare arrangement” (as defined in Section 3(40) of ERISA).

(e)	Each Benefit Plan has been established, qualified, invested, operated and administered in all respects in accordance with its terms and in compliance with all applicable laws, including ERISA and the Internal Revenue Code. LodgeWorks has not incurred, and no fact exists that reasonably could be expected to result in any liability to LodgeWorks with respect to any Benefit Plan (other than to pay premiums, contributions or benefits in the ordinary course).

(f)	There is no pending or threatened complaint, claim (other than a routine claim for benefits), proceeding, examination, audit, investigation or other proceeding or action of any kind with respect to any Benefit Plan, and there exists no state of facts that reasonably could be expected to give rise to any such claim, investigation, examination, audit or other proceeding.

5.11	Labor Relations. Except as set forth on Schedule 5.11:

(a)	LodgeWorks has not ever been nor is it currently a party to any collective bargaining agreement, contract or legally binding commitment to any trade union or employee organization or group in respect of or affecting employees and is not subject to any union organization effort;

(b)	LodgeWorks’ employees are not represented by a labor organization or group that was either certified or voluntarily recognized by any labor relations board (including the NLRB) or certified or voluntarily recognized by any other governmental entity;

(c)	LodgeWorks is not engaged in any labor negotiations;

(d)

to the Knowledge of LodgeWorks, no representation election petition or application for certification has been filed or is pending with the NLRB or any other governmental entity involving or relating to the employees of LodgeWorks, and to the Knowledge of LodgeWorks, no union organizing campaign or other attempt to organize or establish a labor union, employee organization or labor organization or group involving employees of LodgeWorks has occurred, is in progress or is threatened;

(e)	to the Knowledge of LodgeWorks, none of its employees has engaged in any unfair labor practice and LodgeWorks is not aware of any pending or threatened labor board proceeding of any kind, including any such proceeding against LodgeWorks or any trade union, labor union, employee organization or labor organization representing LodgeWorks’ employees;

(f)	to the Knowledge of LodgeWorks, no grievance, application, arbitration, demand or proceeding, whether or not filed pursuant to a collective bargaining agreement involving any Employees, has been filed or is pending or has been threatened;

(g)	no labor dispute, walk out, strike, slowdown, hand billing, picketing, work stoppage (sympathetic or otherwise), or other “concerted action” involving the employees of LodgeWorks has occurred, is in progress or, to the Knowledge of LodgeWorks, has been threatened;

(h)	no breach of contract or denial of fair representation claim has been filed or is pending or, to the Knowledge of LodgeWorks, threatened against LodgeWorks or any trade union, labor union, employee organization or labor organization representing LodgeWorks’ employees;

(i)	no claim, complaint, charge or investigation for unpaid wages, bonuses, commissions, employment withholding taxes, penalties, overtime, vacation pay or other compensation, benefits, child labor or record keeping violations has been filed or is pending or, to the Knowledge of LodgeWorks, threatened under any federal, state, local or foreign Law relating to or involving LodgeWorks;

(j)	no discrimination, pay equity, retaliation or reprisal claim, complaint, charge or investigation has been filed or is pending or, to the Knowledge of LodgeWorks, threatened against LodgeWorks under any federal, state, local or foreign Law;

(k)	no citation or order has been issued by OSHA against LodgeWorks and no notice of contest, claim, complaint, charge, prosecution, investigation, or other administrative enforcement proceeding involving LodgeWorks has been filed or is pending or, to the Knowledge of LodgeWorks, threatened against LodgeWorks under any federal, state, local or foreign Law relating to occupational safety and health;

(l)	LodgeWorks has maintained and currently maintains adequate insurance as required by applicable Law with respect to workers’ compensation claims, workplace safety complaints, and unemployment benefits claims;

(m)	no investigation or citation of LodgeWorks has occurred and no enforcement proceeding has been initiated or is pending or, to the Knowledge of LodgeWorks, threatened under federal or foreign immigration Law; and

(n)	no wrongful discharge, retaliation, libel, slander, personal injury or other claim, complaint, charge or investigation that arises out of the employment relationship or the termination of the employment relationship between LodgeWorks and any of its employees has been filed or is pending or, to the Knowledge of LodgeWorks, threatened against LodgeWorks or any of the Sellers under any applicable Law.

5.12	Condemnation Proceedings; Roadways. LodgeWorks has not received written notice of any condemnation or eminent domain proceeding pending or threatened against any Property or any part thereof. LodgeWorks has no Knowledge of any change or proposed change in the route, grade or width of, or otherwise affecting, any street or road adjacent to or serving the Real Property.

5.13	Brokerage Commission. LodgeWorks has not employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated in this Agreement.

5.14	Due Diligence Documents. LodgeWorks has delivered to Buyer true and complete copies of the Due Diligence Documents.

5.15	Intellectual Property.

(a)

Schedule 6.7 contains a true and complete list of all Intellectual Property pertaining to the Avia®, Hotel Sierra® and Sierra Suites® Hotel businesses. Each item of Intellectual Property is owned or licensed by LodgeWorks or Franchisor, and is valid and subsisting, in good standing and each item of Intellectual Property that is registered or pending to be registered is recorded in the name of either LodgeWorks or the Franchisor. All necessary registration, maintenance and renewal fees are not currently past due in connection with the Intellectual Property for which a registration has been issued, and all necessary documents, recordations and certifications in connection with the Intellectual Property for which a registration has issued have been filed with the relevant patent, copyright, trademark or other authorities in the United States that are sufficient, for the purpose of maintaining the registration of such Intellectual Property. None of LodgeWorks’ and Franchisor’s Intellectual Property for which a registration has issued or for which an application for registration is pending is currently the subject of a final rejection with the relevant patent, copyright trademark or other authorities in the United States or foreign jurisdiction, as the case may be. Except as set forth in Schedule 6.7, to the Knowledge of LodgeWorks and Franchisor, no Person has challenged the validity or enforceability of any of the Intellectual Property as currently used by the Selling Parties or the Selling Parties’ rights in and thereto. Except as set forth in Schedule 6.7, the Intellectual Property does not contain, embody, use nor require the Intellectual Property of any Person other than that of the Selling Parties.

(b)	LodgeWorks and Franchisor have marketable title to, or have licenses to, each material item of the Intellectual Property, free and clear of any Lien. Except as disclosed on Schedule 6.7(b), LodgeWorks or the Franchisor are entitled to the exclusive and uninterrupted rights in and to the Intellectual Property owned by it without payment of any royalty or other fees to any Person and are entitled to bring actions for infringement or other violation of such Intellectual Property. LodgeWorks and the Franchisor have diligently protected their legal rights in and to the exclusive and uninterrupted use of the Intellectual Property owned by it. Except as disclosed in Schedule 6.7(b) and with respect to the Properties, LodgeWorks and Franchisor have not assigned, transferred, or licensed to any Person any of LodgeWorks’ and Franchisor’s Intellectual Property, or any rights therein, in whole or in part, which, in the case of a license, is not revocable or terminable at the discretion of LodgeWorks and Franchisor, without penalty or termination fees.

(c)	To the Knowledge of LodgeWorks, the Intellectual Property has not infringed or misappropriated and does not infringe or misappropriate the Intellectual Property of any other Person as currently used by LodgeWorks or the Franchisor.

(d)	LodgeWorks and Franchisor have marketable title or license to each material item of Intellectual Property pertaining to the Assets (including the Hotels), and Sellers possess no material Intellectual Property.

APPENDIX 6

FRANCHISOR’S REPRESENTATIONS, WARRANTIES AND COVENANTS

To induce Purchaser to enter into this Agreement and to purchase the Properties, subject to the matters disclosed in Schedule 6.1 through Schedule 6.10 (collectively, the “Franchisor’s Disclosure Schedules”), Franchisor hereby makes the representations, warranties and covenants set forth in this Appendix 6, each of which are true and complete, and will be true and complete as of the Inspection Period End Date and each Closing, and upon each of which Franchisor acknowledges and agrees that Purchaser is entitled to rely and has relied upon. The Franchisor’s Disclosure Schedules set forth items of disclosure with specific reference to the particular Section or subsection of this Agreement to which the information in the Franchisor’s Disclosure Schedules relates; provided, however, that any information set forth in one section of the Franchisor’s Disclosure Schedules will be deemed to apply to each other Section or subsection of this Agreement to which its relevance is reasonably apparent on the face of such disclosure; provided, further, that, notwithstanding anything in this Agreement to the contrary, (a) reference to any dollar amounts in any representation or warranty will not be deemed to indicate that such amount is material with respect to or otherwise under any provision under this Agreement and (b) the inclusion of an item in the Franchisor’s Disclosure Schedules as an exception to a representation or warranty will not be deemed an admission that such item represents a material exception or material fact, event or circumstance. Prior to the Inspection Period End Date, upon notice to Purchaser, Franchisor may update the Franchisor’s Disclosure Schedules at any time subject to the provisions of Section 2.1(d). After the Inspection Period End Date, upon notice to Purchaser, Franchisor may update the Franchisor’s Disclosure Schedules but only so long as the item disclosed was first discovered after the Inspection Period End Date. To the extent that prior to Closing Purchaser has Knowledge that any of the representations or warranties contained in this Appendix 6 have been breached and Purchaser elects to proceed with Closing, Purchaser will be deemed to have waived such breach.

6.1	Identity and Power.

(a)	Franchisor has all requisite power and all governmental licenses, authorizations, consents and approvals necessary to carry on its business as now conducted, to execute and deliver this Agreement and any document or instrument required to be executed and delivered on behalf of it hereunder, to perform its obligations under this Agreement and any such other documents or instruments and to consummate the transactions contemplated hereby; and

(b)	Franchisor is duly organized and validly existing under the laws of Kansas, and has all requisite power and authority under the laws of Kansas and under its charter documents to conduct its business and enter into and perform its obligations under this Agreement and to consummate the transactions contemplated hereby.

6.2	Authorization, No Violations and Notices.

(a)	The execution, delivery and performance of this Agreement by Franchisor, and the consummation of the transactions contemplated hereby, have been duly authorized, adopted and approved by Franchisor as necessary. No other proceedings are necessary to authorize this Agreement and the transactions contemplated hereby. This Agreement has been duly executed by Franchisor and is a valid and binding obligation enforceable against Franchisor in accordance with its terms. There are no actions or proceedings pending or threatened to liquidate, reorganize, place in bankruptcy or dissolve Franchisor, and Franchisor is contemplating no such action.

(b)	Neither the execution, delivery, or performance by Franchisor of this Agreement, nor the consummation of the transactions contemplated hereby, nor compliance by Franchisor with any of the provisions hereof, will:

(i)	violate, conflict with, result in a breach of any provision of, constitute a default (or an event, which, with the passage of time, the giving of notice, or both, would constitute a default, except such mortgages or security documents with respect to a financing transaction that will be paid off at Closing) under, result in the termination of, accelerate the performance required by, or result in a right of termination or acceleration, or the creation of any lien, security interest, charge, or encumbrance upon any of the assets of Franchisor, under any of the terms, conditions, or provisions of its organizational documents, as applicable, licenses, leases, agreements, or other instruments, or obligation to which Franchisor is a party, or by which Franchisor may be bound, or to which Franchisor may be subject;

(ii)	violate any judgment, ruling, order, writ, injunction or decree applicable to Franchisor; or

(iii)	to Franchisor’s Knowledge, violate any statute, rule, or regulation applicable to Franchisor.

6.3	Litigation With Respect to Franchisor. There is no action, suit, claim or proceeding pending or, to Franchisor’s Knowledge, threatened against or affecting Franchisor relating to the Assets or any part of or interest in any Property before any Governmental Body which could create a Material Adverse Effect.

6.4	Organizational Documents. To Franchisor’s Knowledge, no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under any of Franchisor’s organizational documents and no fact or circumstance has occurred which, by itself or with the passage of time or the giving of notice or both, would constitute a material default under Franchisor’s organizational documents.

6.5	Employees. Franchisor has no employees.

6.6	Benefit Plans. Franchisor does not have and has never had any Benefit Plans.

6.7	Intellectual Property.

(a)

Schedule 6.7 contains a true and complete list of all Intellectual Property pertaining to the Avia®, Hotel Sierra® and Sierra Suites® Hotel businesses. Each item of LodgeWorks’ and Franchisor’s Intellectual Property is valid and subsisting, in good standing and recorded in the name of either LodgeWorks or the Franchisor. All necessary registration, maintenance and renewal fees are not currently past due in connection with LodgeWorks’ and Franchisor’s Intellectual Property for which a registration has been issued, and all necessary documents, recordations and certifications in connection with LodgeWorks’ and Franchisor’s Intellectual Property for which a registration has issued have been filed with the relevant patent, copyright, trademark or other authorities in the United States that are sufficient, for the purpose of maintaining the registration of such LodgeWorks’ and Franchisor’s Intellectual Property. None of LodgeWorks’ and Franchisor’s Intellectual Property for which a registration has issued or for which an application for registration is pending is currently the subject of a final rejection with the relevant patent, copyright trademark or other authorities in the United States or foreign jurisdiction, as the case may be. Except as set forth in Schedule 6.7, to the Knowledge of LodgeWorks and Franchisor, no Person has challenged the validity or enforceability of any of LodgeWorks’ and Franchisor’s Intellectual Property as currently used by LodgeWorks or Franchisor or LodgeWorks’ or Franchisor’s rights in and thereto. Except as set forth in Schedule 6.7, LodgeWorks’ and Franchisor’s Intellectual Property does not contain, embody, use nor require the Intellectual Property of any Person other than that of LodgeWorks or the Franchisor.

(b)	LodgeWorks and Franchisor have marketable title to, or has licenses to, each material item of LodgeWorks’ and Franchisor’s Intellectual Property, free and clear of any Lien. Except as disclosed on Schedule 6.7(b), LodgeWorks or the Franchisor is entitled to the exclusive and uninterrupted rights in and to the Intellectual Property owned by it without payment of any royalty or other fees to any Person and is entitled to bring actions for infringement or other violation of such Intellectual Property. LodgeWorks and the Franchisor have diligently protected their legal rights in and to the exclusive and uninterrupted use of LodgeWorks’ and Franchisor’s Intellectual Property owned by it. Except as disclosed in Schedule 6.7(b) and with respect to the Properties, the LodgeWorks and Franchisor have not assigned, transferred, or licensed to any Person any of LodgeWorks’ and Franchisor’s Intellectual Property, or any rights therein, in whole or in part, which, in the case of a license, is not revocable or terminable at the discretion of the LodgeWorks and Franchisor, without penalty or termination fees.

(c)	To the Knowledge of Franchisor, the Intellectual Property has not infringed or misappropriated and does not infringe or misappropriate the Intellectual Property of any other Person as currently used by LodgeWorks or the Franchisor.

(d)	LodgeWorks and Franchisor have marketable title or license to each material item of Intellectual Property pertaining to the Assets (including the Hotels), and Sellers possess no material Intellectual Property.

6.8	Existing License Agreements. The Existing License Agreements are valid and in full force and effect as of the date hereof and will remain so until the Closing. Until the Closing, Franchisor will not be in default thereunder (with or without the giving of any required notice and/or lapse of time).

6.9	Taxes. To the Franchisor’s Knowledge, Franchisor has complied in all material respects with all applicable laws relating to the payment of taxes.

6.10	Brokerage Commission. Franchisor has not employed any broker, finder or investment banker or incurred any liability for any investment banking fees, financial advisory fees, brokerage fees or finders’ fees in connection with the transactions contemplated in this Agreement.

6.11	Due Diligence Documents. Franchisor has delivered to Buyer true and complete copies of the Due Diligence Documents.

APPENDIX 7

CALCULATION OF THE EARN OUT AMOUNT

7.1	Earn Out Calculation. The Escrow Holdback Amount has been withheld to provide:

(a)	an escrow fund for indemnified claims, if any, and;

(b)	an earn out amount payable upon the Hotels achieving a Minimum Gross Operating Profit amount.

The provisions of this Appendix govern the calculation of the Earn Out Amount and the earning thereof. The Holdback Escrow Agreement governs the payment thereof.

7.2	Definitions. For purposes of this Appendix the following terms have the meanings set forth:

(a)	“Earn Out Amount” means the Holdback Escrow Amount.

(b)	“Minimum Gross Operating Profit” means $42,000,000 adjusted as provided herein and reflects the sum of all Gross Operating Profit for the Hotels.

(c)	“Gross Operating Profit” with respect to the Hotel means Total Revenue less Total Department Expenses less Total Undistributed Expenses as these terms are defined in the Uniform System of Accounts for the Lodging Industry (Tenth Revised Edition) (attached to Schedule 7.1).

(d)	“Measuring Period” means the Calendar year 2012, 2013, 2014, 2015, 2016, 2017, and 2018.

7.3	Earning of the Earn Out Amount. Subject to the terms of the Holdback Escrow Agreement with respect to the offset of the Earn Out Amount for payment of indemnification claims as provided therein, the Earn Out Amount will be earned by the Selling Parties upon achievement of the Minimum Gross Operating Profit in any Measuring Period and will be paid not later than 60 days after the end of the Measuring Period (unless payment is otherwise limited by the Holdback Escrow Agreement) in accordance with the terms of the Holdback Escrow Agreement.

7.4

Adjustment to the Minimum Gross Operating Profit. The Minimum Gross Operating Profit amount will be reduced in any period in which any Hotel is sold, re-flagged, or otherwise taken out of service for a period of time that results in a material reduction of available room nights during the 12 months of any applicable Measuring Period. The amount of the reduction of the Minimum Gross Operating Profit will be by the percentage set forth on the attached Schedule 7.1 as it relates to the applicable Hotel, which amount is calculated on Schedule 7.1. Provided, however, that if a Hotel is sold by Hyatt to an unaffiliated party in an arms-length transaction, the amount of the reduction of Minimum Gross Operating Profit will be calculated by multiplying a fraction, the numerator of which is the Gross Sales Price obtained by Hyatt for the sale of the Hotel, the denominator of which is $589,128,000 times $42,000,000. For example, if the Napa hotel were taken out of service, the Minimum Gross Operating Profit would be reduced by 8.76% ($3,679,200) from $42,000,000 to $38,320,800, but if the Property were sold for $65,000,000, the amount of the Gross Operating Profit reduction would be $65,000,000 / $589,128,000 (11.03%) x $42,000,000 ($4,633,967).

APPENDIX 8

ECONOMIC ADJUSTMENTS AND CLOSING DELIVERIES

8.1	Apportionments and Other Economic Adjustments

(a)	Closing Statement. No later than the business day prior to the applicable Closing, the parties, through their respective employees, agents or representatives, jointly will make such examinations, audits and inventories of the Hotels. Based upon such examinations and audits, the parties jointly will prepare prior to each Closing a closing statement (the “Closing Statement”), which will set forth their best estimate of the amounts of the items to be adjusted and prorated under this Agreement. The Closing Statement will be approved and executed by the parties at such Closing, and such adjustments and prorations will be final with respect to the items set forth in the Closing Statement, except to the extent any such items will be reprorated after such Closing as expressly set forth in Appendix 8.1(e) below.

(b)	Items to be Apportioned. The following will be prorated and apportioned between the appropriate Selling Party and Purchaser as of 11:59 PM local time (“Cut-Off Time”) at the Asset location on the Closing Date, except as otherwise expressly provided to the contrary below:

(i)	Property Taxes. Real estate taxes, ad valorem taxes, personal property taxes, special assessments, sewer rents and taxes, and any other governmental tax or charge levied or assessed against the Assets (collectively, the “Property Taxes”), will be apportioned on the basis of the respective periods for which each is assessed or imposed. If the Closing Date will occur before an assessment is made or a tax rate is fixed for the tax period in which the Closing occurs, the apportionment of such Property Taxes will be calculated on the basis of the prior year’s Property Taxes; provided, however, that after the Closing, Seller and Purchaser will reprorate the Property Taxes and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for the relevant taxable period.

(ii)	Utilities. The Utilities will be apportioned after Closing based on the utility bills for the period that includes that Closing Date. Purchaser will reimburse Sellers for any utility deposits made by Sellers and where applicable post a replacement bond. Seller will reimburse Purchaser for any utility bills paid by Purchaser to the extent the same relate to the period prior to the Closing Date.

(iii)	Approvals. All amounts prepaid, accrued or due and payable under any Approvals transferred to Purchaser will be prorated.

(iv)	Licenses. Prepaid fees or other charges for transferable Existing License Agreements agreed to be assumed by Purchaser, if any, will be apportioned on the basis of the fiscal period covered by such license, but all amounts refundable under unassigned or unassignable licenses will remain the property of Sellers.

(v)	Contracts and Leases. Amounts paid or payable under the Assumed Contracts (other than with respect to Utilities) and the income or expense associated with the Tenant Leases, Land Leases (including the Ground Leases and Garage Leases) and Equipment Leases (including the Van Leases) assumed by Purchaser or its designees will be apportioned between the appropriate Selling Party and the Purchaser on the basis of the period covered by such payments. Purchaser will receive a credit for all deposits held by Sellers under the Assumed Contracts, Tenant Leases, Land Leases and Equipment Leases (together with any interest thereon) which are not transferred to Purchaser. Sellers will receive a credit for all deposits made by such Seller under the Assumed Contracts, Tenant Leases Land Leases and Equipment Leases (together with any interest thereon to the extent any such deposit is held by the applicable counterparty in an interest bearing account) which are transferred to Purchaser or remain on deposit for the benefit of Purchaser.

(vi)	Restaurants, Bars, Meeting Rooms, and Parking. Sellers will close out the transactions in the restaurants and bars, meeting rooms, and parking lots in the Hotels as of the regular closing time for such restaurants and bars, meeting rooms, and parking lots during the night in which the Cut-Off Time occurs and retain all monies collected as of such closing, and Purchaser will be entitled to any monies collected from the restaurants and bars thereafter.

(vii)	Vending Machines. Sellers will remove all monies from all vending machines, laundry machines, pay telephones and other coin-operated equipment as of the Cut-Off Time and will retain all monies collected therefrom as of the Cut-Off Time, and Purchaser will be entitled to any monies collected therefrom after the Cut-Off Time.

(viii)	Trade Payables. Except to the extent an adjustment or proration is made under another subsection of this Appendix 8.1(b), (A) Sellers will pay in full when due all amounts payable to vendors or other suppliers of goods or services for the Business (the “Trade Payables”) which are due and payable as of the applicable Closing Date for which goods or services have been delivered to the Hotels prior to the applicable Closing, and (B) Purchaser will receive a credit for the amount of such Trade Payables which have accrued, but are not yet due and payable as of the Closing Date, and Purchaser will pay all such Trade Payables accrued as of the Closing Date when such Trade Payables become due and payable; provided, however, Seller and Purchaser will reprorate the amount of credit for any Trade Payables and pay any deficiency in the original proration to the other party promptly upon receipt of the actual bill for such goods or services.

(ix)	Cash. Seller will receive a credit for all cash on hand or on deposit in any house bank at the Hotels which will remain on deposit for the benefit of Purchaser.

(x)	Bookings. Purchaser will receive a credit for all prepaid deposits for Bookings scheduled to occur on or after the Closing Date, except to the extent such deposits are transferred to Purchaser.

(xi)	Sales Taxes. All sales, use and occupancy taxes, if any, due or to become due in connection with revenues from the Properties apportioned or allocated to Sellers will be paid by Sellers, and all sales, use and occupancy taxes due or to become due in connection with revenues apportioned or allocated to Purchaser will be paid by Purchaser. Sellers and Purchaser will each indemnify the other from and against any liability for unpaid sales, use or occupancy tax resulting from the indemnifying party’s failure to make the payments required under this Section.

(xii)	2011 Annual Bonus Plan. LodgeWorks provides its employees with an annual bonus plan (the “2011 Annual Bonus Plan”). Hyatt will continue the 2011 Annual Bonus Plan for the remainder of 2011. The 2011 Annual Bonus Plan requires two payments; the first on August 15, 2011 and the second between February 15, 2012 and March 15, 2012. The first payment will be made by LodgeWorks on August 15, 2011. The second payment will be made by Hyatt between February 15, 2012 and March 15, 2012. LodgeWorks and Hyatt will prorate the cost of the 2011 Annual Bonus Plan based on the Closing Date.

(xiii)	Compensation. Seller will pay directly to the Employees all Compensation due to such Employees through the date immediately prior to the Closing Date when due, and Purchaser will not receive a credit for any Compensation.

(xiv)	Other Adjustments and Prorations. All other items of income and expense as are customarily adjusted or prorated upon the sale and purchase of a hotel property similar to the Properties will be adjusted and prorated between Seller and Purchaser accordingly.

(c)	Accounts Receivables.

(i)

Guest Ledger. At the applicable Closing, Sellers will receive a credit in an amount equal to all amounts charged to the Guest Ledger for all room nights up to the night during which the Cut-Off Time occurs (other than any restaurant or bar charges on the Guest Ledger which will be prorated in accordance with Appendix 8.1(b)(ii) below), and Purchaser will be entitled to retain all deposits made and amounts collected with respect to such Guest Ledger. All room revenue for the night during which the Cut-Off Time occurs will be split equally between the applicable Seller and the Purchaser.

(ii)	Accounts Receivable (Other than Guest Ledger). Seller will retain the right to collect all Accounts Receivable (other than the Guest Ledger which is addressed in Appendix 8.1(b)(i) above), and Purchaser will not receive a credit for such Accounts Receivable. Purchaser will cooperate with Seller in collecting the Accounts Receivable, at no cost or expense to Purchaser. If any such Accounts Receivable are paid to Purchaser after the applicable Closing, Purchaser will remit such payments to Seller, in the same form as received.

(iii)	Other Revenue. All revenue, not otherwise allocated in this Agreement, from the day during which the Cut-Off Time occurs will be split equally between the applicable Seller and the Purchaser.

(d)	Reconciliation and Final Payment; Intent of Section. Sellers and Purchaser will cooperate after Closing to make a final determination of the prorations and adjustments required hereunder as soon as reasonably practicable, but in no event later than 90 days after the Closing Date (except with respect to any item which is not determinable within such time frame, as to which the time period will be extended until such item is determinable). Upon the final reconciliation of the prorations and adjustments under this Section, the party which owes the other party any sums hereunder will pay such party such sums within ten days after the reconciliation thereof. It is the intent of the parties that all items herein which are subject to apportionment will, except as otherwise specifically provided in this Section, result in Sellers receiving all of the economic benefits and burdens of the Properties with respect to the period prior to the Closing Date, and Purchaser receiving all of the economic benefits and burdens of the Properties with respect to the period from and after the Closing Date.

(e)	Management Agreements. All fees earned under any terminated Hotel Management Agreements will accrue to LodgeWorks. All Hotel Management Agreements that are Assumed Contracts will be prorated between LodgeWorks and the Purchaser as of the Closing Date on a daily basis.

(f)	Condominium Association Fees. Amounts paid or payable with respect to condominium association dues, common area maintenance expenses or other fees in connection with the Hotels will be apportioned between the appropriate Selling Party and the Purchaser on the basis of the period covered by such payments.

8.2	Sellers’ Deliveries. At Closing, Sellers will deliver (or cause to be delivered) to Purchaser or the Escrow Agent all of the following instruments, each of which will have been duly executed and, where applicable, acknowledged and will be dated as of the Closing Date:

(a)	For each of the Properties, except for the Leasehold Properties, a special warranty deed, or other customary form of deed with covenants only against grantor’s acts, conveying fee simple title of the Real Property to Purchaser or its designee, in form reasonably acceptable to Sellers, Purchaser and Title Company (“Deed”);

(b)	For each Leasehold Property, document conveying good and marketable indefeasible leasehold title to the Leasehold Properties (“Assignment of Ground Lease”);

(c)	An Assignment and Assumption Agreement for each of the Properties;

(d)	An Assignment of Leases for each of the Properties;

(e)	The Estoppel Certificates, as required under Section 7.1(g);

(f)	The Assignment of Intellectual Property Agreement;

(g)	The Alcoholic Beverage Services Agreement;

(h)	A FIRPTA Certificate for each Seller;

(i)	True and complete copies of all Warranties;

(j)	The Representation and Warranty Certificate;

(k)	The Closing Statement;

(l)	Notices to tenants in form reasonably acceptable to Purchaser;

(m)	A certificate or registration of title for any owned vehicle or other Tangible Personal Property included in the Assets which requires such certification or registration, duly executed, conveying such vehicle or such other Tangible Personal Property to Purchaser;

(n)	Appropriate consent of Sellers authorizing (i) the execution of any documents to be executed and delivered by Sellers prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (ii) the performance by Sellers of their obligations hereunder and under such documents;

(o)	One or more bills of sale conveying Sellers’ interest in the Intangible Personal Property and Tangible Personal Property for each Property in the Properties.

(p)	Any real estate transfer tax declarations or similar documents required under applicable law in connection with the conveyance of the Properties;

(q)	All originals (or copies if originals are not available) of the Ground Leases, Leases, Equipment Leases, Operating Agreements, Approvals, Books and Records and Warranties, keys and lock combinations in Seller’s possession, which will be located at the Hotels on the applicable Closing Date;

(r)	Such agreements, affidavits or other documents as may be reasonably required by the Title Company from the Sellers to issue the Title Policies (including, without limitation, affidavits from Sellers in form and substance reasonably acceptable to the Title Company for the purpose of issuing the Title Policies without an exception for any materialmen’s or broker’s lien and/or to insure the period between the applicable Closing Date and the date of recording of the applicable Deed); and

(s)	Any other document or instrument reasonably requested by Purchaser or the Title Company or required herein.

8.3	LodgeWorks’ Deliveries. At Closing, LodgeWorks will deliver (or cause to be delivered) to Purchaser or the Escrow Agent all of the following instruments, each of which will have been duly executed and, where applicable, acknowledged and will be dated as of the Closing Date:

(a)	The LodgeWorks Office Lease, in the event Purchaser, in its sole and absolute discretion elects to lease the LodgeWorks Property;

(b)	An Assignment and Assumption Agreement of Development Agreements with respect to and Development Projects, to the extent Purchaser elects to assume any Development Projects;

(c)	Consents to the Assignment and Assumption Agreement of the Development Agreements described in subsection (b) above from the counterparties to such Development Agreements, including, without limitation, the architects of such Hotels or projects;

(d)	Consents to the assignment of the Hotel Management Agreements and Existing License Agreements to the extent they are required under the terms of such agreements;

(e)	The Non-Competition Agreement;

(f)	The Representation and Warranty Certificate;

(g)	The Closing Statement;

(h)	Appropriate consent of LodgeWorks authorizing (i) the execution of any documents to be executed and delivered by LodgeWorks prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (ii) the performance by LodgeWorks of its obligations hereunder and under such documents;

(i)	One or more bills of sale or assignments conveying LodgeWorks’ interest in the Assets;

(j)	Any other document or instrument reasonably requested by Purchaser or the Title Company or required herein; and

(k)	Consent to the assignment of the Management Agreements for the Redmond, Bellevue, King of Prussia and Merrifield hotels; provided, however, that as to any such consent, if it has not been received as of Primary Closing, delivery of the assignment will be delayed until consent is received.

8.4	Franchisor’s Deliveries. At Closing, Franchisor will deliver (or cause to be delivered) to Purchaser or the Escrow Agent all of the following instruments, each of which will have been duly executed and, where applicable, acknowledged and will be dated as of the Closing Date:

(a)	An Assignment and Assumption Agreement with respect to any Existing License Agreements listed on Exhibit H to which Franchisor is a party;

(b)	The Representation and Warranty Certificate;

(c)	Appropriate consent of Franchisor authorizing (i) the execution of any documents to be executed and delivered by Franchisor prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (ii) the performance by Franchisor of its obligations hereunder and under such documents;

(d)	One or more bills of sale or assignments conveying Franchisor’s interest in the Franchisor’s interest in the Assets;

(e)	An Assignment of the Intellectual Property;

(f)	The Closing Statement; and

(g)	Any other document or instrument reasonably requested by Purchaser or the Title Company or required herein.

8.5	Purchaser’s Deliveries. At Closing, Purchaser or its designees will pay or deliver to the Selling Parties, or the Escrow Agent the following:

(a)	The Purchase Price, paid in accordance with the provisions set forth in this Agreement;

(b)	The Representation and Warranty Certificate;

(c)	The Assignment and Assumption Agreements for each of the Selling Parties;

(d)	The LodgeWorks Lease;

(e)	Non-Competition Agreement;

(f)	Non-Solicitation Agreement;

(g)	Closing Statement

(h)	The Assignment of Leases for each of the Sellers;

(i)	Alcoholic Beverage Services Agreement;

(j)	Appropriate consent of Purchaser, authorizing (i) the execution of any documents to be executed and delivered by Purchaser prior to, at or otherwise in connection with Closing and in connection with the transactions contemplated by this Agreement, and (ii) the performance by Purchaser of its obligations hereunder and under such documents;

(k)	Termination or transfer, at Purchaser’s sole discretion, of all Existing License Agreements for any Hotels or Third Party Owned Hotels licensed as a “Hyatt” without any termination fees or costs that would otherwise be due as a result of the consummation of the transaction pursuant to this Agreement; and

(l)	Any other document or instrument reasonably requested by the Selling Parties or the Title Company or required hereby.

8.6	Safe Deposit Boxes and Baggage.

(a)	Safe Deposit Boxes. On or prior to the Closing Date, Sellers will give written notices to those persons who have deposited items in any safe deposit boxes (excluding in-room safes), advising them of the sale of the Hotels to Purchaser and requesting the removal or verification of their contents in such safe deposit boxes on the Closing Date. All such removals or verifications on the Closing Date will be under the supervision of Sellers’ and Purchaser’s respective representatives. All contents which are to remain in the safe deposit boxes will be recorded. Any such contents so verified or recorded and thereafter remaining in the hands of Purchaser will be the responsibility of Purchaser.

(b)	Baggage. On the Closing Date, representatives of Purchaser and Sellers will take an inventory of all baggage, valises and trunks checked or left in the care of Sellers at the Hotels. From and after the Closing Date, Purchaser will be responsible for all baggage listed in said inventory.

(c)	Lease of IT Systems. With respect to the IT Systems, Seller will cooperate with Purchaser in obtaining any consents or approvals necessary for the non-exclusive lease of such IT Systems by Purchaser, or a new license for such IT Systems (as the case may be). Such consents or approvals or the new license will be obtained at least 10 days before the Inspection Period End Date. It is anticipated that both the Selling Parties and Purchaser will utilize the IT Systems after Closing.

APPENDIX 10

INDEMNIFICATION BY THE SELLING PARTIES; REMEDIES

10.1	Survival of Representations and Warranties. The representations and warranties of the parties contained in this Agreement and any certificate or other instrument delivered pursuant hereto will survive the Closing through and including the 18 month anniversary of the applicable Closing Date (the “Survival Period”). The Survival Period will not extend past 18 months for any Asset. Any obligations to indemnify and hold harmless will not terminate with respect to any Losses as to which the Person to be indemnified will have given notice to the Indemnifying Party in accordance with Section 10.3 before the termination of the applicable Survival Period.

10.2	The Selling Parties’ Indemnification. Subject to Section 10.1, the Selling Parties hereby agree to indemnify and hold Purchaser and its Affiliates and their respective directors, officers, employees, stockholders, members, partners, agents, attorneys, representatives, successors and assigns (collectively, the “Purchaser Indemnified Parties”) harmless from and against, and pay to the applicable Purchaser Indemnified Parties the amount of, any and all losses, liabilities, claims, obligations, deficiencies, demands, judgments, damages (including incidental and consequential damages), interest, fines, claims, suits, actions, causes of action, assessments, costs and expenses (including costs of investigation and defense and attorneys’ and other professionals’ fees), or any diminution in value, whether or not involving a third party claim (individually, a “Loss” and, collectively, “Losses”):

(a)	based upon, attributable to, or resulting from, the failure of any of the representations or warranties made by any Seller to be true and complete as of the date hereof; and

(b)	based upon, attributable to, or resulting from, the breach of any covenant or other agreement on the part of any Seller, LodgeWorks or Franchisor under this Agreement.

10.3	Indemnification Limitations.

(a)	The Selling Parties will have no obligation to indemnify the Purchaser until the Loss from all such claims exceeds a $250,000 deductible, determined on a per Property basis. LodgeWorks will have no obligation to indemnify the Purchaser until the Loss from all LodgeWorks related claims exceeds $250,000 deductible. Franchisor will have no obligation to indemnify the Purchaser until the Loss from all such claims exceeds $250,000 deductible. Notwithstanding the foregoing, claims against LodgeWorks, as manager of the Properties, will be allocated to the applicable Property’s deductible, and no Property will be eligible for more than one $250,000 deductible. The liability of the Selling Parties, collectively, to indemnify the Purchaser will not exceed the Holdback Escrow Amount. The Holdback Escrow Amount is Purchaser’s exclusive remedy for any indemnity claim.

(b)	The aggregate liability of the Purchaser to indemnify the Selling Parties for a breach of any representation, warranty, or covenant contained herein, but excluding the indemnification under Section 2.1 and the liquidated damages in Section 11.3(b), may not exceed the Purchaser Liability Cap.

10.4	Indemnification Procedures.

(a)	A claim for indemnification for any matter not involving a third party claim may be asserted by notice to the party or parties from whom indemnification is sought and the Escrow Agent, in accordance with the terms of the Escrow Agreements and Section 11.19.

(b)	In the event of a legal proceeding or that any claim or demand is asserted by any third party in respect of which payment may be sought under Section 10.2 hereof (“Indemnification Claim”), the Purchaser Indemnified Parties or Seller Indemnified Parties, as applicable (hereinafter, the “Indemnified Party”) will promptly cause written notice of the assertion of any Indemnification Claim of which it has knowledge which is covered by this indemnity to be forwarded to the Indemnifying Party or representative thereof (hereinafter, the “Indemnifying Party”) and, if the claim is against the Selling Parties, the Escrow Agent. The failure of the Indemnified Party to give reasonably prompt notice of any Indemnification Claim will not release, waive or otherwise affect the Indemnifying Party’s obligations with respect thereto except to the extent that the Indemnifying Party can demonstrate actual loss and prejudice as a result of such failure. The Indemnifying Party will have the right, at its sole expense, to be represented by counsel of its choice, which must be reasonably satisfactory to the Indemnified Party, and to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder. Provided however, that all Purchaser Indemnification Claims will be paid exclusively from the Holdback Escrow Amount and paid pursuant to the claims procedure set forth in the Escrow Agreements.

(c)

If the Indemnifying Party elects to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, it will within five days (or sooner, if the nature of the Indemnification Claim so requires) notify the Indemnified Party of its intent to do so. If the Indemnifying Party elects not to defend against, negotiate, settle or otherwise deal with any Indemnification Claim which relates to any Losses indemnified against by it hereunder, fails to notify the Indemnified Party of its election as herein provided or contests its obligation to indemnify the Indemnified Party for such Losses under this Agreement, the Indemnified Party may defend against, negotiate, settle or otherwise deal with such Indemnification Claim. If the Indemnified Party defends any Indemnification Claim, then the Indemnifying Party will reimburse the Indemnified Party for the expenses of defending such Indemnification Claim upon submission of periodic bills. If the Indemnifying Party will assume the defense of any Indemnification Claim, the Indemnified Party may participate, at his or its own expense, in the defense of such

Indemnification Claim; provided, however, that such Indemnified Party will be entitled to participate in any such defense with separate counsel at the expense of the Indemnifying Party if (i) so requested by the Indemnifying Party to participate or (ii) in the reasonable opinion of counsel to the Indemnified Party a conflict or potential conflict exists between the Indemnified Party and the Indemnifying Party that would make such separate representation advisable; and provided, further, that the Indemnifying Party will not be required to pay for more than one such counsel (plus any appropriate local counsel) for all Indemnified Parties in connection with any Indemnification Claim. For the avoidance of doubt, the Selling Parties costs of defense will not be paid from the Holdback Escrow Amount.

(d)	The Parties hereto agree to reasonably cooperate with each other in connection with the defense, negotiation or settlement of any such Indemnification Claim involving a third party. Notwithstanding anything in this Appendix 10.4 to the contrary, neither the Indemnifying Party nor the Indemnified Party will, without the written consent of the other party, settle or compromise any Indemnification Claim or permit a default or consent to entry of any judgment unless the claimant and such party provide to such other party an unqualified release from all liability in respect of the Indemnification Claim. If the Indemnifying Party makes any payment on any Indemnification Claim, the Indemnifying Party will be subrogated, to the extent of such payment, to all rights and remedies of the Indemnified Party to any insurance benefits or other claims of the Indemnified Party with respect to such Indemnification Claim.

(e)	After any final decision, judgment or award will have been rendered by and the expiration of the time in which to appeal therefrom, or a settlement will have been consummated, or the Indemnified Party and the Indemnifying Party will have arrived at a mutually binding agreement with respect to an Indemnification Claim hereunder, the Indemnified Party will forward to the Indemnifying Party notice of any sums due and owing by the Indemnifying Party pursuant to this Agreement with respect to such matter and the Indemnifying Party will be required to pay all of such remaining sums so due and owing to the Indemnified Party by wire transfer of immediately available funds within five business days after the date of such notice. Provided however, that for Purchaser Indemnified Claims the exclusive remedy is the Holdback Escrow Amount and the claims procedure set forth in the Escrow Agreements will govern the payment of Purchaser Indemnified Claims.